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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Lamb Weston Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lamb Weston Holdings, Inc. 599 S. Rivershore Lane Eagle, Idaho 83616
August 10, 2017

Dear Fellow Stockholder:

On November 9, 2016, Lamb Weston Holdings, Inc. became an independent public company. We are pleased to invite you to our first Annual Meeting of Stockholders to be held on Thursday, September 28, 2017 at 8:00 a.m. Mountain Daylight Time at The Hilton Garden Inn, 145 E. Riverside Drive, Eagle, Idaho.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement provide details about the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the Annual Meeting.

Thank you for your support and interest in Lamb Weston.

Sincerely,

Timothy R. McLevish Executive Chairman of the Board	Thomas P. Werner Director, President and Chief Executive Officer

LAMB WESTON HOLDINGS, INC.
599 S. Rivershore Lane
Eagle, Idaho 83616

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time
Thursday, September 28, 2017
8:00 a.m. Mountain Daylight Time

Place
The Hilton Garden Inn
145 E. Riverside Drive
Eagle, Idaho 83616

If you attend the Annual Meeting, you will be asked to present a valid form of government-issued photo identification and an admission ticket or bank/brokerage statement to confirm stock ownership as of the record date.

Whether or not you plan to attend, please be sure to vote your shares by proxy. It is important that your shares be represented.

Items of Business

  •
  To elect as directors the eight director nominees named in the Proxy Statement

  •
  To hold an advisory vote to approve the compensation of our named executive officers

  •
  To hold an advisory vote on the frequency of an advisory vote to approve the compensation of our named executive officers

  •
  To approve the material terms for qualified performance-based compensation under the Lamb Weston Holdings, Inc. 2016 Stock Plan

  •
  To ratify the appointment of KPMG LLP as our independent auditors for fiscal 2018

  •
  To transact any other business properly presented at the meeting

Who May Vote

Stockholders of record as of the close of business on July 31, 2017 are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

August 10, 2017

Eryk J. Spytek
Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2017

Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 28, 2017 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials.

We began making our proxy materials first available on or about August 10, 2017.

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PROXY STATEMENT SUMMARY

In this Proxy Statement, "we," "us," "our," "Company" and "Lamb Weston" refer to Lamb Weston Holdings, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	8:00 a.m. MDT on Thursday, September 28, 2017

Place	The Hilton Garden Inn, 145 E. Riverside Drive, Eagle, Idaho 83616

Record Date	July 31, 2017

Voting	Stockholders as of the Record Date are entitled to one vote per share on each matter to be voted upon at the 2017 Annual Meeting of Stockholders (the "Annual Meeting").

Admission	You must register in advance in order to attend the Annual Meeting by following the registration instructions described in Question 18 under "Procedural Matters and Frequently Asked Questions" in this Proxy Statement.

VOTING ITEMS AND BOARD RECOMMENDATION

Voting Item			Board Recommendation	Page Reference
Item 1	–	Election of Eight Directors	For all nominees	3
Item 2	–	Advisory Vote to Approve Executive Compensation	For	13
Item 3	–	Advisory Vote on the Frequency of an Advisory Vote to Approve Executive Compensation	For "1 Year"	14
Item 4	–	Approval of the Material Terms for Qualified Performance-Based Compensation under the Lamb Weston Holdings, Inc. 2016 Stock Plan	For	15
Item 5	–	Ratification of the Appointment of KPMG LLP as Independent Auditors for Fiscal Year 2018	For	25

We will also transact any other business that properly comes before the meeting.

BOARD OF DIRECTORS

The table below provides summary information about each director nominee as of July 31, 2017.

Name	Age	Director Since	Occupation and Experience	Independent	Audit	Comp	N&CG
Charles A. Blixt	65	2016	Principal, C&D Ventures	Yes		X	Chair
Andre J. Hawaux	56	2017	Executive Vice President and Chief Operating Officer, DICK'S Sporting Goods, Inc.	Yes	X
W.G. Jurgensen (Lead Director)	65	2016	Retired Chief Executive Officer and Director, Nationwide Financial Services, Inc.	Yes	Chair
Thomas P. Maurer	66	2016	Retired Partner, Ernst & Young, LLP	Yes	X
Hala G. Moddelmog	61	2017	President and Chief Executive Officer, Metro Atlanta Chamber	Yes		X	X
Andrew J. Schindler	72	2016	Retired Chairman, Reynolds American, Inc.	Yes		Chair	X
Maria Renna Sharpe	58	2016	Managing Principal, Sharpe Human Solutions, LLC	Yes		X	X
Thomas P. Werner	51	2016	President and Chief Executive Officer, Lamb Weston	No

EXECUTIVE COMPENSATION SUMMARY

Consistent with the provisions of Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act") and related U.S. Securities and Exchange Commission ("SEC") rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (as defined under "Compensation Discussion and Analysis"). This "say-on-pay" vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this Proxy Statement.

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of annual and long-term Lamb Weston goals and sustainable growth in value for our stockholders. Our Compensation Committee believes that the program should accomplish the following objectives:

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    align employees with stockholders' interests;

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    encourage achievement of strategic objectives and creation of stockholder value;

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    motivate employees to achieve business goals;

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    provide opportunities that integrate pay with Lamb Weston's annual and long-term performance goals;

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    maintain a compensation program that is equitable in a competitive marketplace;

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    manage cost and share dilution; and

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    recruit, retain and motivate talented employees who drive the Company's success.

As described in further detail under "Compensation Discussion and Analysis" below, consistent with these objectives, our compensation program has been designed with a view toward linking a significant portion of the compensation of each Named Executive Officer to Company performance and the growth in the value of Lamb Weston. Please read "Compensation Discussion and Analysis" and "Executive Compensation Tables" in this Proxy Statement for additional details about our executive compensation programs, including information about our Named Executive Officers' fiscal year 2017 compensation.

FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules also enable our stockholders to indicate how frequently they want to hold an advisory vote on the compensation of our Named Executive Officers. We ask that our stockholders cast an advisory (non-binding) vote on how frequently we should have such votes in the future. Our Board of Directors recommends that stockholders vote to annually approve, on an advisory basis, the compensation of our Named Executive Officers.

APPROVAL OF THE MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE LAMB WESTON 2016 STOCK PLAN

We are asking our stockholders to approve the material terms for qualified performance-based compensation under the Lamb Weston Holdings, Inc. 2016 Stock Plan. We established the 2016 Stock Plan effective November 9, 2016, upon approval by our former parent, Conagra Brands, Inc. (formerly, ConAgra Foods, Inc., "Conagra"), as our sole stockholder at that time. We are asking that our stockholders approve the material terms for qualified performance-based compensation under the 2016 Stock Plan to preserve our ability to deduct, for federal income tax purposes, compensation paid pursuant to our executive incentive compensation program.

AUDITORS

As a matter of good governance, we are asking our stockholders to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 27, 2018.

ITEM 1. ELECTION OF DIRECTORS

Director Nomination and Qualification

On November 9, 2016, we separated from Conagra and became an independent publicly traded company through the pro rata distribution by Conagra of 100% of the outstanding common stock of Lamb Weston to Conagra stockholders (which we refer to as the "Separation" or "spinoff"). Each Conagra stockholder of record on November 1, 2016 received one share of Lamb Weston common stock for every three shares of Conagra common stock held on the record date. Our common stock began "regular way" trading under the ticker symbol "LW" on the New York Stock Exchange ("NYSE") on November 10, 2016.

Other than Mr. Hawaux and Ms. Moddelmog, each of our current directors was appointed as a director prior to the Separation while we were a wholly owned subsidiary of Conagra and joined the Lamb Weston Board of Directors (the "Board") in connection with the Separation. Timothy R. McLevish and W.G. Jurgensen were current directors of Conagra and resigned from the Conagra board of directors to join the Board in connection with the Separation. Andrew J. Schindler, a former Conagra director who retired from the Conagra board of directors in September 2016, also joined the Board. In connection with the Separation, Mr. McLevish, who had been selected to serve as our Executive Chairman, and Thomas P. Werner, who had been selected to serve as our President, Chief Executive Officer and Director, conducted a search and recruitment of additional directors to serve on our Board, leading to the appointments of Charles A. Blixt, Thomas P. Maurer and Maria Renna Sharpe. In addition, during 2017, the Nominating and Corporate Governance Committee (the "Governance Committee") of our Board retained a third-party search firm to assist in the search and recruitment of directors, resulting in the Board's appointments of Andre J. Hawaux and Hala G. Moddelmog as directors on July 19, 2017. Our directors, including the nominees, have not been elected by our public stockholders.

On July 20, 2017, Mr. McLevish notified the Company of his decision not to stand for re-election to the Board at the Annual Meeting. Mr. McLevish will remain in his current role until the Annual Meeting. Following the Annual Meeting, the Board will appoint current lead independent director W.G. Jurgensen to the role of non-executive Chairman.

The Governance Committee of our Board is responsible for identifying, evaluating and recommending to the Board nominees for election at the Annual Meeting. The Governance Committee considers Board candidates suggested by Board members, management and stockholders. As discussed above, the Governance Committee may also retain a third-party search firm to identify candidates. A stockholder who wishes to nominate a candidate for election as a director must follow the procedures set forth in our bylaws, which are described under "2018 Annual Meeting of Stockholders" below.

If a potential candidate is identified, the Governance Committee will determine whether to conduct a full evaluation of the candidate. This determination is based on whether additional Board members are necessary or desirable. It is also based on whether, in light of the information provided or otherwise available to the Governance Committee, the prospective nominee is likely to satisfy the director qualifications and other factors described below. If the Governance Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The Governance Committee may also elect to interview a candidate.

General Qualifications

The Board believes all directors should possess certain attributes, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Principles (the "Principles"), when evaluating the suitability of individuals for nomination, the Governance Committee considers the individual's background, the Board's skill needs, diversity and business experience. The

Governance Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Lamb Weston responsibilities, taking into account the individual's other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

When determining whether to recommend a director for re-election, the Governance Committee also considers the director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.

Diversity

The Principles provide that the Governance Committee will review with the Board the requisite skills and characteristics for Board members, a review which includes assessing diversity. Although the Board does not have a formal written policy regarding diversity, the Governance Committee believes that diversity offers a significant benefit to the Board and Lamb Weston, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, finance and accounting. As shown below under "—Individual Skills and Experience," the director nominees have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers.

Individual Skills and Experience

When evaluating potential director nominees, the Governance Committee considers each individual's professional expertise and educational background in addition to the general qualifications described above. The Governance Committee evaluates each individual in the context of the Board as a whole. The Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders' interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee will conduct annual evaluations of the Board that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.

The Governance Committee communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

• Broad leadership experience	• Risk and compliance oversight expertise
• Financial acumen	• Operations acumen
• A track record of innovation	• Agricultural understanding
• M&A experience	• Retail expertise
• International expertise	• Quick service restaurant expertise
• Corporate governance expertise

The Board believes that all the director nominees are highly qualified. As the biographies below show, the director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent diverse views, experiences and backgrounds. All director nominees satisfy the criteria set forth in our Principles and possess the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success.

The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. All director nominees are standing for election as directors to hold office for a one-year term expiring at the 2018 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of July 31, 2017, including information about the director's professional experience, public company directorships held and qualifications.

The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form FOR or AGAINST the director nominees or ABSTAIN from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH NOMINEE.

Director Nominee	Experiences and Qualifications

Charles A. Blixt Age – 65 Principal, C&D Ventures Director Since November 2016	Mr. Blixt is a principal of C&D Ventures, a company that invests in entrepreneurial startups and other businesses that require capital and/or business and legal expertise. Before this, Mr. Blixt served as the interim General Counsel of Krispy Kreme Doughnuts, Inc., a retailer and wholesaler of doughnuts, complementary beverages and packaged sweets, from September 2006 until April 2007. Mr. Blixt was also Executive Vice President and General Counsel of Reynolds American, Inc., a tobacco products company, from 2004 to 2006, and Executive Vice President and General Counsel for R.J. Reynolds Tobacco Holdings, Inc., a tobacco products company, from 1995 to 2004. Mr. Blixt currently serves on the board of directors of Atrum Coal Limited since May 2017, and Swedish Match AB since 2015, and previously from 2007 to 2011. Mr. Blixt also served on the boards of directors of Krispy Kreme Doughnuts, Inc. from 2007 until July 2016 and Targacept, Inc. from 2000 to 2015.

Summary of experiences, qualifications and skills considered in nominating Mr. Blixt:

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Broad Leadership Experience: Strong leadership capabilities and insights, particularly with major consumer brands, from his roles as General Counsel for Krispy Kreme Doughnuts, Inc. and Reynolds American, Inc.;

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Risk & Compliance Oversight and M&A Experience: Deep expertise in risk and compliance oversight and knowledge of M&A from his extensive experience as a chief legal officer; and

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Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his legal background and board service to other public companies.

Director Nominee	Experiences and Qualifications

Andre J. Hawaux Age – 56 Executive Vice President and Chief Operating Officer, DICK'S Sporting Goods, Inc. Director Since July 2017	Mr. Hawaux has served as the Executive Vice President and Chief Operating Officer of DICK'S Sporting Goods, Inc., a sporting goods retailer ("DICK'S"), since August 2015. He also served as DICK'S interim principal financial officer from August 2016 to September 2016, Executive Vice President, Chief Operating Officer and Chief Financial Officer from February 2015 to August 2015 and Executive Vice President, Finance, Administration and Chief Financial Officer from June 2013 to January 2015. Prior to joining DICK'S in 2013, Mr. Hawaux served as the President, Consumer Foods at Conagra, a packaged food company, since 2009. From 2006 to 2009, Mr. Hawaux served as Conagra's Executive Vice President and Chief Financial Officer where he was responsible for the company's Finance and Information System and Services organizations. Prior to joining Conagra, Mr. Hawaux served as general manager of a large U.S. division of PepsiAmericas, a food and beverage company, and previously served as Chief Financial Officer for Pepsi-Cola North America and Pepsi International's China business unit. Mr. Hawaux is also a Trustee of Southern New Hampshire University and a member of the board of directors of PulteGroup, Inc.

Summary of experiences, qualifications and skills considered in nominating Mr. Hawaux:

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Broad Leadership and Operational Experience: Strong leadership and operational capabilities and insights, particularly with major consumer-focused public companies, including as Executive Vice President and Chief Operating Officer of DICK'S and President, Consumer Foods at Conagra;

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Financial Acumen Experience: Deep expertise in financial reporting and internal controls and procedures, and knowledge of financial and capital markets, from his extensive experience in public company finance at several large public companies; and

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Risk & Compliance Oversight Experience: Valuable experience in risk management from his extensive experience in finance executive roles with large multi-national public companies.

Director Nominee	Experiences and Qualifications

W.G. Jurgensen Age – 65 Retired Chief Executive Officer and Director, Nationwide Financial Services, Inc. Director Since November 2016	Mr. Jurgensen served as Chief Executive Officer and a director of Nationwide Financial Services, Inc., a diversified insurance and financial services organization, and its parent, Nationwide Mutual Insurance Company, from 2000 until his retirement in 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Before joining Nationwide, Mr. Jurgensen served as an Executive Vice President with Bank One Corporation (now a part of JPMorgan Chase & Co.), where he was responsible for corporate banking products, including capital markets, international banking and cash management, and later served as Chief Executive Officer for First Card, First Chicago Corporation's credit card subsidiary. Mr. Jurgensen currently serves on the board of directors of American International Group, Inc. since May 2013, and has chaired its audit committee since July 2015. He previously served on the boards of directors of Conagra from August 2002 to November 2016 and The Scotts Miracle-Gro Company from May 2009 until June 2013.

Summary of experiences, qualifications and skills considered in nominating Mr. Jurgensen:

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Broad Leadership Experience: Strong leadership capabilities and insights, including from his service as Chief Executive Officer of several Nationwide companies;

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Financial Acumen and Risk & Compliance Oversight Experience: Significant expertise in finance, accounting and risk and compliance oversight from his service at insurance companies, including risk assessment and risk management experience; and

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Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his board service to other public companies.

Director Nominee	Experiences and Qualifications

Thomas P. Maurer Age – 66 Retired Partner, Ernst & Young, LLP Director Since November 2016	Mr. Maurer served as a partner of Ernst & Young, LLP, a professional services firm, until his retirement in 2011. He joined Ernst & Young in 1973 and during his career served as the global coordinating partner on the audits of large multi-national and multi-location companies in the manufacturing, consumer products, and distribution industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group, and he served two terms on the Ernst & Young Partner Advisory Council. He also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young's Chicago office. Mr. Maurer is a certified public accountant and currently serves on the board of directors of Packaging Corporation of America since May 2014.

Summary of experiences, qualifications and skills considered in nominating Mr. Maurer:

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Financial Acumen: Deep expertise in financial reporting, accounting and internal controls and procedures from his experience as a partner at a large, global accounting firm;

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Consumer Packaged Goods Experience: Understanding of manufacturing and consumer products from his experience working with and assisting similarly situated companies as Lamb Weston; and

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Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his board service to other public companies.

Director Nominee	Experiences and Qualifications

Hala G. Moddelmog Age – 61 President and Chief Executive Officer, Metro Atlanta Chamber Director Since July 2017	Ms. Moddelmog has served as the President and Chief Executive Officer of the Metro Atlanta Chamber since 2014. She is the first woman to lead the 156-year-old organization, which covers 29 counties and more than 15 Fortune 500 companies, as well as a multitude of small and medium-sized enterprises in the 9th largest metropolitan region in the United States. From 2010 to 2013, Ms. Moddelmog was the President of Arby's Restaurant Group, Inc., a division of Wendy's/Arby's Group, Inc., a fast food restaurant chain. Prior to her tenure at Arby's Restaurant Group, Ms. Moddelmog was President and Chief Executive Officer of Susan G. Komen for the Cure, a breast cancer organization, Chief Executive Officer of Catalytic Ventures, LLC, an entity she formed to invest and consult in multi-unit retail, and President of Church's Chicken, a subsidiary of AFC Enterprises, Inc., a fast food restaurant chain. Ms. Moddelmog currently serves on the board of directors of FleetCor Technologies, Inc. since April 2017. Ms. Moddelmog also served on the boards of directors of Amerigroup Corporation from 2009 to 2012 and of AMN Healthcare Services, Inc. from 2008 to 2010.

Summary of experiences, qualifications and skills considered in nominating Ms. Moddelmog:

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Broad Leadership Experience: Strong leadership capabilities and insights, including from her service as President and Chief Executive Officer of the Metro Atlanta Chamber;

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Quick Service Restaurant Expertise: Deep knowledge of the quick service restaurant industry from her service with multiple large fast food restaurant chains; and

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Corporate Governance Expertise: Broad understanding of governance issues facing public companies from her board service to other public companies.

Director Nominee	Experiences and Qualifications

Andrew J. Schindler Age – 72 Retired Chairman, Reynolds American, Inc. Director Since November 2016	Mr. Schindler served as Chairman of Reynolds American, Inc., a tobacco products company, from July 2004 until his retirement in December 2005, and as Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, Inc., a tobacco products company, from 1999 to 2004. Before that, Mr. Schindler served in various senior management positions with R.J. Reynolds, which he joined in 1974, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. Mr. Schindler also served on the boards of directors of Hanesbrands, Inc. from 2006 to April 2017, Conagra from 2007 to September 2016 and Krispy Kreme Doughnuts Inc. from 2006 until July 2016.

Summary of experiences, qualifications and skills considered in nominating Mr. Schindler:

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Broad Leadership Experience: Extensive management and leadership experience through his service to R.J. Reynolds and in military roles, including as a captain in the U.S. Army;

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Packaged Goods Experience: Strong people leadership, risk-management, brand marketing, operations, strategic change, and personnel development experience and skills pertinent to a company with a diverse customer set; and

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Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his board service to other public companies.

Director Nominee	Experiences and Qualifications

Maria Renna Sharpe Age – 58 Managing Principal, Sharpe Human Solutions, LLC Director Since November 2016	Ms. Sharpe has served as Managing Principal of Sharpe Human Solutions, LLC, a human resource consulting and commercial real estate investments company, since 2016. Prior to that, Ms. Sharpe served as Senior Vice President, Global Human Capital Management, Services & Operations at PepsiCo, Inc., a food and beverage company, since 2014, and was Chief Human Resources Officer, PepsiCo Europe from 2010 to 2014 and Senior Vice President, Compensation, Benefits & Human Resource Systems from 2008 to 2010. From 2004 until 2008, Ms. Sharpe was Chief Human Resources Officer & Corporate Secretary of UST Inc., a tobacco products company, responsible for the company's human resources function and corporate governance matters. Before that, Ms. Sharpe held various senior human resources and legal positions at Pepsico, Inc., including Vice President, Benefits from 2002 to 2004, Vice President, Compensation from 1999 to 2002 and Vice President, Human Resources Counsel from 1995 to 1999.

Summary of experiences, qualifications and skills considered in nominating Ms. Sharpe:

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Broad Leadership Experience: Strong management and leadership experience, particularly with major consumer brands, from her role as Senior Vice President, Global Human Capital Management, Services & Operations at PepsiCo, Inc.;

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Consumer Packaged Goods Experience: Understanding of strategic and marketplace challenges for consumer products company from her tenure with Pepsico, Inc.; and

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Human Capital Experience: Strong human capital expertise, including significant experience in global human capital management and labor strategy, assessment and succession planning for executives, and design and administration of worldwide compensation, career management and benefit programs and management systems.

Director Nominee	Experiences and Qualifications

Thomas P. Werner Age – 51 President and Chief Executive Officer, Lamb Weston Director Since November 2016	Mr. Werner has served as our President and Chief Executive Officer and a member of our board of directors since November 2016. He previously served as President, Commercial Foods, for Conagra, a food company, since May 2015. In that role, he led the company's Lamb Weston and Foodservice businesses, as well as its previously divested Spicetec Flavors & Seasonings and J.M. Swank operations. Mr. Werner also served as interim President of Conagra's Private Brands from June 2015 through its divestiture in February 2016. Before his appointment as President, Commercial Foods, Mr. Werner served as Senior Vice President of Finance for Conagra's Private Brands and Commercial Foods operating segments from June 2013 to April 2015, and Senior Vice President of Finance for Lamb Weston from May 2011 until June 2013.

Summary of experiences, qualifications and skills considered in nominating Mr. Werner:

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Broad Leadership Experience: Strong leadership capabilities and insights, particularly with major commercial customers, acquired during his tenure as President of Commercial Foods for Conagra and President and Chief Executive Officer of Lamb Weston;

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Commercial Foods Experience: Deep knowledge of strategy and business development, finance, marketing and commercial customer insights, supply chain management and sustainability; and

•

Financial Acumen and Experience: Deep expertise in finance from his extensive experience in public company finance at Conagra and Lamb Weston.

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and related SEC rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Your vote is not intended to address any specific item of our compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. As described in detail under "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. At the same time, we structure our executive compensation programs to focus on stockholders' interests by incenting superior sustainable performance. Under these programs, we align pay and performance by making a significant portion of our Named Executive Officers' compensation contingent on:

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      achieving specific strategic and financial goals; and

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      increasing stockholder value.

We also have strong compensation-related governance practices to protect our stockholders' interests. You can find more information about these practices under "Board Committees and Membership—Compensation Committee" and "Compensation Discussion and Analysis." These practices include the following:

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      we have substantial stock ownership and stock holding requirements for directors and executive officers that promote alignment of their interests with our stockholders' interests;

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      our long-term incentive program is 100% equity-based;

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      over 80% of our Chief Executive Officer's target total compensation is at-risk incentive-based pay, of which about 64% is based on long-term performance;

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      on average, 75% of target compensation is at-risk incentive-based pay for our other Named Executive Officers;

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      we do not provide perquisites to our executive officers other than relocation benefits for new executive officers;

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      we do not pay the tax liability related to benefits payable upon a "double trigger" event in connection with a change in control (i.e., no gross-ups);

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      we employ our executive officers "at will" without individual severance agreements or employment contracts;

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      we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

      •
      our policies prohibit hedging, pledging or short sales of Lamb Weston shares.

Please read "Compensation Discussion and Analysis" and "Executive Compensation Tables" in this Proxy Statement for specific details about our executive compensation programs. The Compensation Committee and the Board believe that our executive compensation programs for our Named Executive Officers serve our stockholders' interests. Accordingly, we ask you to vote "FOR" the following resolution at our Annual Meeting:

    "RESOLVED, that Lamb Weston's stockholders approve, on an advisory basis, the compensation paid to Lamb Weston's Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion."

This "say-on-pay" vote is advisory. Therefore, it will not be binding on Lamb Weston, the Compensation Committee or the Board. However, the Board and Compensation Committee value our stockholders' opinions and expect to consider the outcome of the vote, along with other relevant factors, when considering Named Executive Officer compensation in the future.

The Board recommends a vote "FOR" the advisory approval of our Named Executive Officers' compensation as disclosed in this Proxy Statement.

 ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and related SEC rules, we are asking our stockholders to indicate how frequently they want to hold an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as the advisory vote described in Item 2 in this Proxy Statement. By voting on this Item 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. This non-binding "frequency" vote is required at least once every six years, beginning with this Annual Meeting.

After careful consideration, the Board determined that an annual advisory say-on-pay vote is the most appropriate choice for Lamb Weston at this time. For the reasons described below, the Board recommends that you vote for an annual advisory say-on-pay vote.

The Board believes that stockholders should vote annually to approve named executive officer compensation in order to provide us timely, direct input regarding our compensation philosophy, policies and practices. In addition, an annual advisory say-on-pay vote is consistent with our practice of engaging with our stockholders on corporate governance matters and our executive compensation program.

In voting on this proposal, you should be aware that you are not voting "for" or "against" the Board's recommendation to vote for a frequency of one year for holding future advisory votes on named executive officer compensation. Rather, you are voting on your preferred voting frequency by choosing the option of every one year, two years or three years. You may also abstain from voting on this proposal. Because this vote is advisory and not binding, the Board and Compensation Committee may decide that it is in the best interests of our stockholders and Lamb Weston to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends a vote for an interval of "1 YEAR" for the advisory vote on named executive officer compensation.

ITEM 4. APPROVAL OF THE MATERIAL TERMS FOR QUALIFIED PERFORMANCE-BASED COMPENSATION UNDER THE LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

General

In October 2016, our Board and Conagra, as our sole stockholder at the time, approved and adopted the Lamb Weston Holdings, Inc. 2016 Stock Plan (the "2016 Plan") in anticipation of our spinoff as an independent, publicly traded company. In July 2017, our Board amended the 2016 Plan to, among other changes, (i) clarify the maximum share limits for equity awards granted to any one participant in any fiscal year, (ii) provide any dividend equivalents payable with respect to an equity award may only be accumulated and paid upon vesting of shares underlying the equity award and (iii) update the definition of "Change of Control" for consistency with our forms of equity award agreements. These changes did not require stockholder approval under the terms of the 2016 Plan or the applicable stock exchange rules. The descriptions of the 2016 Plan in this Proxy Statement are of the 2016 Plan as so amended. The 2016 Plan affords our Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2016 Plan (the Compensation Committee or such other committee designated by the Board, as applicable, is referred to in this Item 4 as the "Committee"), the flexibility to design equity-based awards and other compensatory incentive awards that are responsive to our business needs and designed to advance the interests and long-term success of Lamb Weston.

The sole reason for submitting this proposal to stockholders is to obtain stockholder approval of the material terms for "qualified performance-based compensation" under the 2016 Plan for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholders are not being asked to approve the 2016 Plan. Instead, stockholders are being asked to approve only the material terms for "qualified performance-based compensation" under the 2016 Plan for purposes of the approval requirements under Section 162(m). This approval is intended to preserve our ability to design awards under the 2016 Plan so that they may be able to satisfy the requirements for "qualified performance-based compensation" and may permit us to benefit from certain tax deductions under Section 162(m).

Section 162(m) disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to such covered employee exceeds $1 million for such year. However, some types of compensation are not subject to the deduction limit, including compensation paid under a stockholder-approved plan (that is, approved by stockholders of the publicly traded company) that meets certain requirements for "qualified performance-based compensation" under Section 162(m). While we believe it is in our and our stockholders' best interests to have the ability to potentially grant "qualified performance-based compensation" under the 2016 Plan, we may decide to grant compensation to covered employees that will not qualify as "qualified performance-based compensation" for purposes of Section 162(m). Moreover, even if we intend to grant compensation that qualifies as "qualified performance-based compensation" for purposes of Section 162(m) under the 2016 Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Generally, compensation attributable to performance-based awards may be deemed to qualify as "qualified performance-based compensation" under Section 162(m) if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m); (2) the plan under which the award is granted states the maximum number of shares of common stock ("Common Shares") of which share-based awards may be comprised and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the award is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders. Stockholder approval of this Item 4 is intended to satisfy the stockholder approval requirements of Section 162(m).

We are seeking stockholder approval of the material terms for "qualified performance-based compensation" under the 2016 Plan, which includes (i) the performance measures, (ii) the grant limits under the 2016 Plan and (iii) the individuals eligible to receive awards under the 2016 Plan, to have the flexibility to potentially grant awards under the 2016 Plan that may be fully deductible for federal income tax purposes. If our stockholders approve the material terms for "qualified performance-based compensation" under the 2016 Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued under the 2016 Plan to our covered employees without regard to the limitations of Section 162(m) through the 2022 Annual Meeting of Stockholders (in other words, for about five years). If our stockholders do not approve this proposal, we will generally be limited in our ability to make certain performance-based awards and therefore, may not be able to benefit from certain tax deductions under Section 162(m).

Section 162(m) Performance Measures

As discussed above, our sole reason for submitting this Item 4 to stockholders is to obtain stockholder approval of the material terms for "qualified performance-based compensation" under the 2016 Plan for purposes of Section 162(m). Such stockholder approval is expected to enable us to structure certain awards so that they may be able to qualify as "qualified performance-based compensation" under Section 162(m).

In particular, the 2016 Plan includes a list of performance measures upon which the Committee must condition a grant or vesting of "qualified performance-based compensation" pursuant to the 2016 Plan. These performance measures are as follows (including relative or growth achievement regarding such measures): cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; debt to equity or leverage ratios; or financial performance measures determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Section 162(m).

In addition, those performance measures may be adjusted, if so stated when established (or to the extent permitted under Section 162(m) at any time thereafter), to include or exclude any items otherwise includable or excludable under U.S. generally accepted accounting principles ("GAAP") permitted under Section 162(m), including, but not limited to, the effects of: restructurings and discontinued operations; extraordinary items, and other unusual, infrequently occurring charges or events; asset write-downs; significant litigation or claim judgments or settlements; acquisitions or divestitures; charges and costs associated with restructurings; any reorganization or change in the corporate structure or capital structure; foreign exchange gains and losses; a change in the fiscal year; the cumulative effects of tax or accounting changes in accordance with GAAP; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments. If the Committee determines that a change in the business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render a performance goal unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (as defined below, and other than in connection with a participant's death or disability or a change of control) to the extent such action would result in the loss of the otherwise available exemption of the award under Section 162(m).

Limitations on Awards

The 2016 Plan includes the following share or award limits, subject to adjustment as described in the 2016 Plan:

      •
      the aggregate number of Common Shares actually issued or transferred upon the exercise of incentive stock options will not exceed 10,000,000 Common Shares;

      •
      no participant in any fiscal year will be granted options and/or stock appreciation rights ("SARs") for more than 1,000,000 Common Shares;

      •
      no participant in any fiscal year will receive an award of performance units and/or other stock-based awards payable in shares that are Qualified Performance-Based Awards (as defined below) for more than 1,000,000 Common Shares;

      •
      no participant in any fiscal year will receive an award of performance units and/or other stock-based awards payable in cash that are Qualified Performance-Based Awards (as defined below), having an aggregate maximum value as of their respective grant dates in excess of $6,000,000;

      •
      no participant in any fiscal year will receive a cash incentive award that is a Qualified Performance-Based Award having an aggregate maximum value in excess of $6,000,000; and

      •
      no non-employee director in any fiscal year will be granted awards having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable in the fiscal year, in respect of the director's service as a member of the Board, in excess of $600,000.

A "Qualified Performance-Based Award" is any cash incentive award or award of performance shares, performance units, restricted shares, restricted stock units, or other stock-based awards, granted to certain "covered employees" (as defined in Section 162(m)) that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m)).

Eligibility

The 2016 Plan authorizes the Committee to make awards to our and our subsidiaries' employees, and to our non-employee directors and certain qualifying consultants. Award recipients will be chosen by the Committee, in its discretion, from among individuals, who through the receipt of incentive awards, may be attracted, retained and motivated to contribute to our long-term and other financial success. As of July 31, 2017, there were approximately 250 employees and 7 non-employee directors of Lamb Weston eligible to participate in the 2016 Plan. The number of options and other awards, if any, that an individual will be entitled to receive under the 2016 Plan will be at the discretion of the Committee and therefore cannot be determined in advance.

Summary of Other Material Terms of the 2016 Plan

The actual text of the 2016 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2016 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Administration and Delegation.   The 2016 Plan is generally administered by the Committee. The Committee may also delegate to any individual officer the authority to designate recipients of awards and the number and type of awards granted, although the officer cannot use this authority to grant awards to executive Section 16 officers, directors or more than 10% beneficial owners, or to himself or herself. This delegation authority does not permit the grant of an award, other than by two or more "outside directors"

under Section 162(m), to any officer or other employee who is, or is reasonably determined by the Committee to be likely to become, covered by Section 162(m) as a "covered employee."

Authorized Shares.   The maximum number of Common Shares that may be issued under the 2016 Plan is 10,000,000, plus Common Shares subject to awards that are cancelled, terminated, lapse, expire, are forfeited, otherwise become unexercisable or are settled for cash (in whole or in part) under the 2016 Plan. The closing price of our Common Shares as of July 31, 2017, the record date for this Proxy Statement, was $43.98.

Share Counting:   The aggregate number of Common Shares available under the 2016 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the 2016 Plan.

If any award granted under the 2016 Plan is cancelled, terminated, forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to the award will, to the extent of such cancellation, termination, forfeiture, expiration or cash settlement, again be available under the 2016 Plan.

The 2016 Plan further provides that the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the 2016 Plan: (1) Common Shares used to pay the exercise price of an outstanding award; (2) Common Shares used to pay withholding taxes related to an outstanding option or SAR; (3) Common Shares subject to a SAR granted under the 2016 Plan that are not actually issued in connection with its Common Share settlement on exercise; and (4) Common Shares reacquired by Lamb Weston on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2016 Plan. However, Common Shares tendered, withheld or otherwise used to satisfy a tax withholding obligation from an award other than a stock option or SAR will be added (or added back) to the aggregate share limit (subject to certain limitations described in the 2016 Plan).

Common Shares issued or transferred pursuant to awards granted under the 2016 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the 2016 Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2016 Plan, but will not count against the share limits under the 2016 Plan.

Adjustments to Awards.   The 2016 Plan requires that if there is a stock dividend, stock split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to stockholders, exchange or other similar corporate transaction or event (as described in the 2016 Plan), appropriate adjustments must be made by the Committee in the number and type of shares available for future issuance under the 2016 Plan and plan share limits and related provisions, in the number, prices and dollar value (as applicable) for all awards outstanding before the event, subject to certain limitations described in the 2016 Plan. Also, if one of these events or a change of control occurs, the Committee must provide in substitution for outstanding awards such alternative consideration (including cash) as it determines in good faith is appropriate, and the Committee may require in connection therewith the surrender of all replaced awards. In addition, for each stock option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event described in this paragraph, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such award.

Except in connection with certain corporate transactions or events described in the paragraph above and other limited circumstances described in the 2016 Plan, in order to prohibit the repricing of "underwater" stock options and SARs, the exercise price of an outstanding stock option or SAR may not be reduced, and outstanding stock options and SARs may not be cancelled in exchange for cash, other awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, without stockholder approval.

Dividend Equivalents.   No dividends or dividend equivalents may be paid on stock options or SARs under the 2016 Plan. For restricted stock and other stock-based awards, the 2016 Plan allows the Committee to provide, at its discretion and at the time of grant, for dividends or dividend equivalents to be accumulated and paid to the participant upon the expiration of the vesting restrictions (and after satisfaction of any performance conditions) applicable to such awards.

Types of Awards Under the 2016 Plan:   Pursuant to the 2016 Plan, we may grant stock options (including "incentive stock options" as defined in Section 422 of the Code ("ISOs")), SARs, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to the Common Shares.

Generally, each grant of an award under the 2016 Plan will be evidenced by an award agreement or agreements which will contain such terms and provisions as the Committee may determine, consistent with the 2016 Plan. A brief description of the types of awards which may be granted under the 2016 Plan is set forth below.

Stock Options.   The Committee may grant nonqualified options and options qualifying as ISOs. Except with respect to adjustments (including adjustments in connection with our spinoff from Conagra) or converted, assumed or substituted awards as described in the 2016 Plan, the option price of nonqualified stock options and ISOs will be not less than the fair market value of the Common Shares on the date of grant. Options qualifying as ISOs will be required to meet certain requirements of the Code and only participants who are employees will be eligible to receive ISOs.

The 2016 Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of stock options, and to provide for automatic stock option exercises. These methods may include payment in cash, withholding shares otherwise issuable on exercise of the option or by delivering other Common Shares.

Stock options may not be granted under the 2016 Plan in consideration for a participant's delivery of Common Shares as payment of the exercise price of or taxes due on any other stock option. No reload options are permitted.

The 2016 Plan requires that the Committee fix the term of each option, but the term may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options can be made exercisable in installments, and the exercisability of options may be accelerated by the Committee, including in the event of death, retirement, disability, termination of employment or change of control.

Stock Appreciation Rights.   The 2016 Plan authorizes the Committee to grant SARs, which may be granted in conjunction with an option or separately from any option. Each SAR granted in tandem with an option can be exercised only to the extent that the corresponding option is exercised, and the SAR will terminate upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SARs granted separately from options can be granted on the terms and conditions established by the Committee. Except with respect to adjustments (including adjustments in connection with our spinoff) or converted, assumed or substituted awards as described in the 2016 Plan, the exercise price of SARs will be not less than the fair market value of the Common Shares on the date of grant.

SARs may be made exercisable in installments, and the exercisability of SARs may be accelerated by the Committee, including in the event of death, retirement, disability, or change of control. However, the 2016 Plan does not permit the term of a SAR to exceed ten years from the date of grant. The 2016 Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of a SAR, and to provide for automatic SAR exercises. No reload SARs are permitted.

Restricted Stock.   The 2016 Plan authorizes the Committee to grant awards of restricted stock, with such restrictions on vesting as the Committee may determine. Restrictions can relate to, among other things, continued employment with us, individual performance or to our financial performance.

The Committee has the right to accelerate the vesting of restricted stock awards and to waive any restrictions to vesting, including in the event of death, retirement, disability, or change of control, subject to certain potential limitations described in the 2016 Plan.

Restricted Stock Units ("RSUs") and Other Stock-Based Awards.   The 2016 Plan authorizes the Committee to grant awards to participants that are denominated or payable in, valued in whole or in part by reference to, or are otherwise based on the fair market value of the Common Shares (which we refer to as "other stock-based awards") on such terms as the Committee may determine. Such awards may include RSUs, which may be settled in Common Shares or otherwise, performance share awards which are the subject of one or more performance goals or stock awards. For awards that are intended to be Qualified Performance-Based Awards, performance goals must be selected from the criteria described above. Subject to certain potential limitations described in the 2016 Plan, the Committee has the right to accelerate the vesting of other stock-based awards, including in the event of death, retirement, disability, or change of control.

Cash Incentive Awards.   The 2016 Plan authorizes the Committee to grant cash awards subject to performance goals that, if achieved, will result in payment or partial payment of the award. For awards that are intended to satisfy the requirements for Qualified Performance-Based Awards, performance goals must be selected from the criteria described above.

Director Awards.   The Board will approve awards, or formulae for awards, to non-employee directors, subject to the individual director limit described above.

Tax Withholding.   The Committee may permit a participant to satisfy all withholding tax requirements through the delivery of previously-acquired Common Shares or by having shares otherwise issuable under the 2016 Plan withheld by us. Alternatively, participants must satisfy any tax withholding requirements by remitting cash or a check.

Clawback.   Except as otherwise determined by the Committee, awards granted under the 2016 Plan will generally be subject to the terms and conditions of any applicable recoupment or clawback policy of Lamb Weston as may be in effect from time to time, including the clawback policy adopted by the Committee in May 2017, which generally requires the forfeiture or recoupment of awards for our executive officers under our incentive plans in the event of detrimental conduct by the executive officer or a material restatement of our financial statements resulting from the fraudulent or dishonest actions of the executive officer.

Other Information.   Except as permitted by the Committee, awards under the 2016 Plan are not transferable except by will or under the laws of descent and distribution. However, in no event will any award granted under the 2016 Plan be transferred for value. Awards may also be granted subject to certain detrimental activity and recapture provisions as specified in the 2016 Plan or by the Committee.

The Board may terminate the 2016 Plan at any time (subject to certain limitations described in the 2016 Plan), but such termination will not affect any award then outstanding without written participant consent. Unless earlier terminated by action of the Board, awards may be granted under the 2016 Plan until November 9, 2026, but awards granted prior to that date will continue in effect until they expire in accordance with their original terms.

The Board may amend the 2016 Plan as it deems advisable, subject to certain limitations described in the 2016 Plan. Amendments that (1) materially modify the requirements for participation in the 2016 Plan, (2) increase the number of Common Shares subject to issuance under the 2016 Plan, (3) change the minimum exercise price for stock options as provided in the 2016 Plan, or (4) extend the term of the 2016 Plan, must be submitted to stockholders for approval. Further, to the extent not inconsistent with the terms of the 2016 Plan, the Committee may amend the terms of an outstanding award from time to time in a manner that is not unfavorable to the participant without the consent of such participant.

As described in the 2016 Plan, under certain circumstances, the exercise period for stock options and SARs may be extended (but not past the expiration date for such award) until the next "window period" occurs under our securities trading policy. In addition, we are not required to issue any fractional shares under the 2016 Plan.

Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2016 Plan based on U.S. federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2016 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as medicare, social security and net investment income taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Nonqualified Stock Options.   In general:

        •
        no income will be recognized by an optionee at the time a nonqualified stock option is granted;

        •
        at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

        •
        at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.   No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights.   No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock.   The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b)

election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

RSUs.   No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.   No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted Common Shares received.

Cash Incentive Awards.   No income generally will be recognized upon the award of a cash incentive award. The recipient of a cash incentive award generally will be subject to tax at ordinary income rates on the value of any earned award at the time the award is earned.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation under Section 162(m). In this regard, certain types of awards under the 2016 Plan, such as time-vested restricted shares and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New Plan Benefits

The following table shows, for certain of our Named Executive Officers and the various groups indicated, performance share awards that were approved in July 2017, subject to stockholder approval of this Item 4. If this Item 4 is not approved by our stockholders, the performance share awards listed below will not be granted. All other future awards under the 2016 Plan are discretionary and cannot be determined at this time. Therefore, we cannot determine future benefits for other awards under the 2016 Plan at this time. For further information about awards previously granted under the 2016 Plan, please see "Compensation Discussion and Analysis" and the Grant of Plan-Based Awards Table in "Executive Compensation Tables" below.

Named Executive Officers	Target Number of Awards (#)(1)	Target Dollar Value of Awards ($)(2)

Thomas P. Werner President and Chief Executive Officer	45,184	1,987,192
Robert M. McNutt Senior Vice President and Chief Financial Officer	13,692	602,174
Timothy R. McLevish Executive Chairman	—	—
Eryk J. Spytek Senior Vice President, General Counsel and Corporate Secretary	8,215	361,296
Micheline C. Carter Senior Vice President and Chief Human Resources Officer	5,476	240,834
John F. Gehring Former Senior Vice President and Chief Financial Officer	—	—
All current executive officers as a group (9 persons)	101,320	4,456,054
All current non-employee directors as a group (7 persons)	—	—
All employees, excluding current executive officers	23,314	1,025,350
(1)
Represents the target number of performance share awards that were approved by the Committee in July 2017, subject to stockholder approval of this Item 4. Such performance share awards will vest over a three-year period, subject to the achievement of certain adjusted EBITDA, revenue and cash flow performance goals in fiscal 2018, as more fully described under "Compensation Discussion and Analysis" below. The amounts actually paid and earned under the performance share awards may range from 0% to 200% of the target number of shares, based on performance results.

(2)
Dollar value computed based on the closing price of our Common Shares as of July 31, 2017, the latest practicable date prior to the filing of this Proxy Statement.

The following table shows, for each of our Named Executive Officers and the various groups indicated, the number of shares of common stock underlying stock options granted under the 2016 Plan from inception through July 31, 2017, the latest practicable date prior to the filing of this Proxy Statement. The stock options listed below include awards granted under the 2016 Plan that converted from outstanding Conagra stock options into Lamb Weston stock options in connection with our spinoff from Conagra.

Name	Number of Options Granted

Named Executive Officers:
Thomas P. Werner President and Chief Executive Officer	342,187
Robert M. McNutt Senior Vice President and Chief Financial Officer	—
Timothy R. McLevish Executive Chairman	130,465
Eryk J. Spytek Senior Vice President, General Counsel and Corporate Secretary	—
Micheline C. Carter Senior Vice President and Chief Human Resources Officer	—
John F. Gehring Former Senior Vice President and Chief Financial Officer	—
All current executive officers as a group (9 persons)	472,652
All current non-employee directors as a group (7 persons)	51,762
Each associate of any of the foregoing	—
Each other person who received at least 5% of all options granted	48,222
All employees, excluding current executive officers	337,779

Equity Compensation Plan Information

The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans as of our most recent year ended May 28, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,341,923	$25.97	8,154,751
Equity compensations plans not approved by security holders	—	—	—

	1,341,923	$25.97	8,154,751

(1)
Includes outstanding stock options, RSUs and performance shares (assuming the target performance payout level) granted under the 2016 Plan. Awards granted to Lamb Weston employees prior to the spinoff were made by Conagra under its stockholder-approved equity plans and were adjusted and converted into Lamb Weston equity awards under the 2016 Plan in connection with the spinoff. This number also includes shares payable with respect to certain compensation deferred under the Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan and the Lamb Weston Holdings, Inc. Directors' Deferred Compensation Plan. The number of securities to be issued excludes options that were exercised but not settled with our stock transfer agent as of May 28, 2017.

(2)
Weighted average exercise price of outstanding stock options only.

(3)
Represents shares available for issuance under the 2016 Plan.

Vote Required for Approval

Approval of this Item 4 requires the favorable vote of a majority of votes cast by stockholders present and entitled to vote on the matter. Abstentions and broker non-votes are not considered as votes cast.

The Board unanimously recommends a vote "FOR" the approval of the material terms for "qualified performance-based compensation" for purposes of Section 162(m) under the Lamb Weston Holdings, Inc. 2016 Stock Plan.

ITEM 5. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent auditors. The Audit Committee selected KPMG LLP, a registered public accounting firm, as our independent auditors for fiscal 2018. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the selection of KPMG LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders' rejection and may consider whether to retain KPMG LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Lamb Weston's and our stockholders' best interests.

KPMG LLP has served as our independent auditors since fiscal 2017 and were appointed in connection with the Separation. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and KPMG LLP's aggregate fees for fiscal 2017, can be found below under "Board Committees and Membership—Audit Committee."

The Board recommends a vote "FOR" the ratification of the selection of KPMG LLP as Lamb Weston's independent auditors for fiscal 2018.

 CORPORATE GOVERNANCE

We believe that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our corporate governance framework, including our key governance principles and practices, Board leadership structure and oversight functions.

Corporate Governance Principles

The Principles articulate our governance philosophy, practices and policies in a range of areas, including: the Board's role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Principles annually and recommends any changes to the Board for its consideration.

Key Corporate Governance Practices

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment and adopts governance practices as needed that support informed, competent and independent oversight on behalf of our stockholders. Our Principles provide a summary of these practices and are available on our website as described below under "—Corporate Governance Materials." Highlights of our corporate governance practices include:

      •
      Annual Election of Directors. To promote greater accountability to stockholders, all of our directors stand for election annually.

      •
      Majority Voting in Uncontested Director Elections with a Director Resignation Policy. To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.

      •
      Majority of Directors are Independent. The Board has determined that 7 of our 8 nominees for directors – directors Blixt, Hawaux, Jurgensen, Maurer, Moddelmog, Schindler and Sharpe – have no material relationship with Lamb Weston and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in the Principles.

      •
      Board Leadership Structure. The Principles provide that the Board will appoint a Chairman. As described below under "Board Leadership Structure," the Chairman position is currently an Executive Chairman position, separate from the Chief Executive Officer position. In addition, the Principles provide that if the Chairman of the Board is not an independent director, the Board will select a lead director from the independent directors. Accordingly, we also have a Lead Director.

      •
      Independent Board Committees and Committee Charters. Each of the Audit Committee, Compensation Committee and Governance Committee is comprised entirely of independent directors and operates under a written charter that has been approved by the full Board.

      •
      Regularly-Scheduled Executive Sessions. The Board meets on a regularly-scheduled basis and holds an executive session without management present at every regularly-scheduled meeting. The Lead Director presides at the executive sessions of non-management directors.

      •
      Board and Committee Evaluation Processes. Each of the Board, the Audit Committee, the Compensation Committee and the Governance Committee will conduct a self-evaluation of its performance on an annual basis.

      •
      Director Attendance at Board Meetings. During fiscal 2017, all members of the Board attended at least 75% of the total number of Board and committee meetings that required his or her attendance. Board members are expected to attend our annual meeting of stockholders each year.

      •
      Stock Ownership Guidelines for Directors and Executive Officers. Directors and executive officers are subject to stock ownership guidelines.

        o
        All non-employee directors are expected to acquire and hold shares of Lamb Weston common stock during their tenure with a value of at least $450,000. Directors are expected to acquire these shares within five years following their first election to the Board. Ownership levels for our non-employee Board members are described under "Non-Employee Director Compensation—Director Stock Ownership Requirements" below.

        o
        Each executive officer is subject to stock ownership guidelines equal to a multiple of that person's salary. Timothy McLevish, our Executive Chairman, and Thomas Werner, our Chief Executive Officer, are required to own shares of our common stock having a value of at least five times their respective salaries, and each of our other Named Executive Officers is required to own shares of our common stock having a value of at least two times his or her salary. See "Compensation Discussion and Analysis—Additional Policies and Considerations in Our Executive Compensation Program" for a summary of the stock ownership of each Named Executive Officer.

      •
      Special Meetings of the Board. Our bylaws allow the Chairman of the Board, Chief Executive Officer, or a majority of the Board to call special meetings of the Board.

      •
      Limits on Board Memberships. The Principles provide that a director who is also a Chief Executive Officer of a public company should not serve on more than one public company board, apart from their own. Other directors should not serve on the boards of directors of more than four public companies, including Lamb Weston's Board. In addition, a member of the Audit Committee may not serve on the audit committees of more than two other public companies while they are serving on our Audit Committee. All of our directors are in compliance with this policy.

      •
      Anti-Pledging/Hedging Policy. Our directors and executive officers, including our Named Executive Officers, are prohibited from pledging their shares of Lamb Weston stock or hedging their ownership of Lamb Weston stock, including by trading in publicly-traded options, puts, calls or other derivative instruments related to Lamb Weston stock or debt.

      •
      Clawback Policy. We have a clawback policy that requires excess amounts paid to any of our executive officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2018 or later fiscal years, or the occurrence of a detrimental activity (as defined in the policy), in each case, due to the officer's fraud or dishonesty.

Corporate Governance Materials

To learn more about our governance practices, you can access the following documents at https://investors.lambweston.com/corporate-governance/governance-documents. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

      •
      Corporate Governance Principles

      •
      Board Committee Charters

      •
      Code of Conduct

      •
      Code of Ethics for Senior Corporate Financial Officers

      •
      Procedures for bringing concerns or complaints to the attention of the Audit Committee

      •
      Procedures for communicating with the Board, the Chairman of the Board, our non-management directors as a group or the Lead Director

The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Board Leadership Structure

Our current Board leadership structure consists of:

      •
      separate Executive Chairman and Chief Executive Officer roles;

      •
      an independent Lead Director;

      •
      all independent directors, except the Executive Chairman and Chief Executive Officer;

      •
      independent Board committees; and

      •
      governance practices that promote independent leadership and oversight.

Separate Chairman and Chief Executive Officer

The Principles provide the Board flexibility in determining its leadership structure. Currently, Timothy McLevish serves as Executive Chairman of our Board and Thomas Werner serves as our Chief Executive Officer. The Board believes that this leadership structure, which separates the Chairman and Chief Executive

Officer roles, is optimal at this time. With separate Chairman and Chief Executive Officer roles, our Chairman can lead the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the Chief Executive Officer and senior leadership team between Board meetings on business developments and providing overall guidance to our Chief Executive Officer as to the Board's views and perspectives, particularly on the strategic direction of the Company. Meanwhile, our Chief Executive Officer can focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. In addition, because the Chairman role is currently an executive role, an independent director serves as Lead Director. As described below, we believe that our governance practices ensure that skilled and experienced independent directors provide independent leadership.

The Board periodically evaluates its leadership structure and determines the most appropriate leadership structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent stockholders' interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices.

On July 20, 2017, Mr. McLevish notified the Company of his decision not to stand for re-election to the Board at the Annual Meeting. Mr. McLevish will remain in his current role until the Annual Meeting. In connection with Mr. McLevish's decision not to stand for re-election, after considering the factors described above, the Board decided that it would appoint our current Lead Director, W.G. Jurgensen, to the role of non-executive Chairman.

Independent Director Leadership and Oversight

The Board believes that independent Board leadership and oversight are very important. Therefore, it established the role of independent Lead Director for times when the Chairman of the Board is not an independent director. The independent directors annually select the Lead Director for a one-year term. The Board created the Lead Director position to provide independent leadership of the Board's affairs on behalf of stockholders, increase the Board's effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

Under the Principles, the Lead Director has the following duties and responsibilities:

      •
      serving as liaison between the independent directors and the Chairman;

      •
      developing agendas for and presiding over executive sessions of the Board;

      •
      calling meetings of the independent directors;

      •
      presiding at Board meetings at which the Chairman or Chief Executive Officer are not present, including executive sessions of the independent directors;

      •
      reporting the results of the executive sessions to the Chief Executive Officer and Chairman;

      •
      consulting with the Chief Executive Officer and Chairman on, and approving, Board agendas;

      •
      being available for consultation and direct communication with the Company's major stockholders; and

      •
      performing such other duties as the Board may from time to time delegate to the Lead Director.

The Board appointed Mr. Jurgensen as our Lead Director in November 2016. The Board believes that he is an effective Lead Director due to his independence, leadership, global operating experience and corporate governance experience. As discussed above, following the Annual Meeting, the Board will appoint Mr. Jurgensen as our non-executive Chairman. Because the role of Chairman will be held by an independent director, we do not expect that the Board will appoint a Lead Director following the Annual Meeting.

Director Independence

The Board has determined that 7 of our 9 current directors – Mses. Moddelmog and Sharpe and Messrs. Blixt, Hawaux, Jurgensen, Maurer and Schindler – have no material relationships with Lamb Weston and are independent within the meaning of applicable independence standards. Messrs. McLevish and Werner are not independent since they are Lamb Weston employees.

The Principles require that a majority of the directors meet the NYSE independence standards. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no material relationship with Lamb Weston. In making its independence determinations, the Board has established categorical independence standards, including whether a director or a member of the director's immediate family has any current or past employment or affiliation with Lamb Weston or the independent auditors. These standards are generally consistent with the NYSE's independence standards and are included in the Principles.

In addition to satisfying our independence standards, each member of the Audit Committee of the Board must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director's compensation and may not be an "affiliated person" of Lamb Weston. Each member of the Audit Committee satisfies this additional independence requirement.

Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Compensation Committee of the Board. These rules require consideration of the source of the Compensation Committee member's compensation, including any consulting, advisory or other compensatory fees paid to the Compensation Committee member, and the Compensation Committee member's affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the Compensation Committee satisfies these additional independence requirements.

Oversight of Risk Management

Our senior leadership is responsible for identifying, assessing and managing our exposure to risk. A component of this work is performed through a management-led Risk Oversight Committee, chaired by our Chief Financial Officer. The Board and its committees play an active role in overseeing management's activities and ensuring that management's plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through the following mechanisms:

      •
      Board Discussion. Each fiscal year, one Board meeting is set aside for a discussion of our strategic plan and the longer-term risks and opportunities we face. At other times of the year, the Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, operational and other risks associated with planned strategies and tactics, as well as succession planning matters. The Board also receives regular legal and regulatory updates.

      •
      Audit Committee Oversight. Our Audit Committee provides oversight for management's handling of our financial risks. The Audit Committee's charter requires it to review our policies on risk assessment and risk management, which includes discussing our processes for identifying and managing enterprise-wide risks facing Lamb Weston, including, but not limited to, financial risks

        (such as derivative and treasury risks) and operational risks. The Audit Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management's Risk Oversight Committee, maintaining direct oversight of our internal audit function and holding regular executive sessions with our Chief Financial Officer and Controller, our head of internal audit and our independent auditors. Our management provides an enterprise risk management report to the Audit Committee periodically. The Chair of the Audit Committee reports to the full Board on its activities.

      •
      Compensation Committee Oversight. The Compensation Committee reviews the Company's leadership development activities to ensure appropriate succession planning occurs and reviews the relationship between the Company's compensation programs and risks. The Chair of the Compensation Committee reports to the full Board on its activities.

      •
      Governance Committee Oversight. The Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks and key public affairs matters and reviews the Company's policies and programs related to corporate social responsibility, sustainability and philanthropic and political contributions. The Chair of the Governance Committee reports to the full Board on its activities.

Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and full Board level.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. Since the Separation in November 2016, the Board held four meetings and the committees of the Board held a total of 11 meetings in fiscal 2017. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal 2017. As we were not a public company until after the Separation, we did not hold an annual meeting of stockholders in fiscal 2017.

Code of Conduct and Code of Ethics for Senior Corporate Financial Officers

We have a written Code of Conduct that applies to members of our Board and employees. The Code of Conduct is designed to reinforce our commitment to high ethical standards and to promote:

      •
      accountability and responsibility for making good decisions and for the outcomes of those decisions;

      •
      responsibility to one another by treating all with dignity and respect;

      •
      responsibility to the public and our stockholders by taking responsibility for our actions;

      •
      responsibility to our business partners by treating our business partners as equals in the quest for high business conduct standards; and

      •
      responsibility to governments and the law by complying with applicable legal and regulatory standards.

The Code of Conduct reflects our values and contains important rules our directors and employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.

Additionally, we have a written Code of Ethics for Senior Corporate Financial Officers (the "Code of Ethics") that applies to our Chief Executive Officer, Chief Financial Officer and Controller, who are also subject to the provisions of our Code of Conduct. Under the Code of Ethics, these senior corporate officers are required to, among other matters:

      •
      act with honesty and integrity;

      •
      ethically handle any actual or apparent conflicts of interest between personal and professional relationships;

      •
      disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest;

      •
      provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that Lamb Weston files with, or submits to, the SEC and in other public communications made by Lamb Weston;

      •
      use, or cause to be used, all corporate assets entrusted to such officer in a responsible manner and in the best interests of Lamb Weston; and

      •
      promptly report any violations of the Code of Ethics to the Audit Committee, and promote the prompt reporting of violations of the Company's Code of Conduct to the persons identified in that code.

We will disclose in the Corporate Governance section of our website any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Corporate Secretary's office assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during fiscal 2017, all required filings were timely made in accordance with Exchange Act requirements.

Communications with the Board

Interested parties may communicate with the members of the Board, the Lead Director, our non-management directors as a group or the Chairman of the Board by writing to: Lamb Weston Holdings, Inc. Board of Directors, c/o Corporate Secretary, Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. All communications will be reviewed by the Corporate Secretary, and by internal audit as appropriate, and be reported to the Chairman of the Board and Lead Director. However, the Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Lamb Weston or our business or inappropriate communications.

Related Party Transactions

Review of Transactions with Related Parties

The Board has adopted a written policy regarding the review, approval or ratification of "related party transactions." A related party transaction is one in which Lamb Weston is a participant, the amount involved exceeds $120,000 and any "related party" has or will have a direct or indirect material interest. In general, "related parties" include our directors, executive officers and 5% stockholders and their immediate family members. Under this policy, all related party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management may enter into the related party transaction, but the transaction remains subject to ratification by the Audit Committee at its next regular in-person meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to Lamb Weston and the extent of the related party's interest in the transaction. No director may participate in any approval of a related party transaction in which he or she is involved. The Audit Committee, on at least an annual basis, reviews and assesses any ongoing related party transactions to determine whether the relationships remain appropriate. The Audit Committee also reports its actions with respect to any related party transaction to the full Board.

Agreements with Conagra

Prior to our spinoff from Conagra, on November 8, 2016, we entered into a separation and distribution agreement and several other agreements with Conagra in order to effect the spinoff and to govern our ongoing relationships after the spinoff, including agreements with respect to, among other things, employee matters, intellectual property rights, trademark licenses and tax matters, and under which we and Conagra have agreed to indemnify each other against certain liabilities arising from our respective businesses. In addition, to facilitate an orderly transition, we also entered into transition service agreements with Conagra providing for various services and rights following the spinoff.

The following summarizes the terms of the material agreements we have entered into with Conagra in connection with the spinoff. These agreements have been included as exhibits to our Current Report on Form 8-K, filed with the SEC on November 10, 2016. The following summaries of these agreements are not complete and are qualified in their entirety by reference to the agreements as so filed.

Separation and Distribution Agreement

The separation and distribution agreement contains the key provisions relating to the spinoff, including provisions relating to the principal intercompany transactions required to effect the spinoff, the conditions to the spinoff and provisions governing our relationships with Conagra after the spinoff.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement provided for those transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Conagra so that each of Lamb Weston and Conagra retained the assets necessary to operate its respective business and retained or assumed the liabilities allocated to it in accordance with the reorganization.

Representations and Warranties. In general, neither Conagra nor we made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that were required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the separation and distribution agreement, all assets were transferred on an "as is," "where is" basis.

The Distribution. The separation and distribution agreement governed Conagra's and our respective rights and obligations regarding the distribution of Lamb Weston shares to Conagra's stockholders that occurred on November 9, 2016 (the "distribution date"). Prior to the distribution, Conagra delivered all of our issued and outstanding shares of common stock to the distribution agent. On the distribution date, Conagra instructed the distribution agent to electronically deliver shares of our common stock to Conagra's stockholders based on the distribution ratio. The Conagra board of directors had the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

Conditions. The separation and distribution agreement also provided that several conditions must be satisfied or waived by Conagra, at the direction of its board of directors in its sole and absolute discretion, before the distribution could occur. The Conagra board of directors, in its sole and absolute discretion, determined the record date, the distribution date and the terms of the spinoff.

Release of Claims. Conagra and we each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the distribution had been the other's stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases were subject to exceptions set forth in the separation and distribution agreement.

Indemnification. Conagra and we each agreed to indemnify the other and each of the other's past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spinoff and our and Conagra's respective businesses. Neither Conagra's nor our indemnification obligations are subject to any cap. The amount of either Conagra's or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The separation and distribution agreement also specifies procedures regarding claims subject to indemnification.

Tax Matters Agreement

We entered into a tax matters agreement with Conagra that governs our and Conagra's respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the spinoff (or certain related transactions) to qualify as tax-free for U.S. federal income tax purposes. The tax matters agreement also sets forth our and Conagra's respective obligations with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

In general, the tax matters agreement governs the rights and obligations that we and Conagra have after the spinoff with respect to taxes for both pre- and post-closing periods. Under the tax matters agreement, Conagra generally is responsible for all of our pre-closing income taxes that are reported on combined tax returns with Conagra or any of its affiliates. We are generally responsible for all other income taxes and all non-income taxes primarily related to Lamb Weston that are due and payable after the spinoff.

The tax matters agreement further provides that:

      •
      Without duplication of our indemnification obligations described above, we will generally indemnify Conagra against (i) taxes arising in the ordinary course of business for which we are responsible (as described above) and (ii) any liability or damage resulting from a breach by us or any of our affiliates of a covenant or representation made in the tax matters agreement; and

      •
      Conagra will indemnify us against taxes for which Conagra is responsible under the tax matters agreement (as described above).

In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding. Indemnification obligations of the parties under the tax matters agreement are not subject to any cap.

Further, the tax matters agreement generally prohibits us and our affiliates from taking certain actions that could cause the spinoff and certain related transactions to fail to qualify for their intended tax treatment, including:

      •
      during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code, we may not cause or permit certain business combinations or transactions to occur;

      •
      during the two-year period following the distribution date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);

      •
      during the two-year period following the distribution date, we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;

      •
      during the two-year period following the distribution date, we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

      •
      during the two-year period following the distribution date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and

      •
      more generally, we may not take any action that could reasonably be expected to cause the spinoff and certain related transactions to fail to qualify as tax-free transactions under Section 368(a)(1)(D) and Section 355 of the Code.

In the event that the spinoff and certain related transactions fail to qualify for their intended tax treatment, in whole or in part, and Conagra is subject to tax as a result of such failure, the tax matters agreement will determine whether Conagra must be indemnified for any such tax by us. As a general matter, under the terms of the tax matters agreement, we are required to indemnify Conagra for any tax-related losses in connection with the spinoff due to any action by us or any of our subsidiaries following the spinoff. Therefore, in the event that the spinoff and/or related transactions fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries, we will generally be required to indemnify Conagra for the resulting taxes.

Employee Matters Agreement

We entered into an employee matters agreement with Conagra that governs our and Conagra's respective rights, responsibilities and obligations after the spinoff with respect to transferred employees, collective bargaining agreements, incentive plans, group health and welfare plans, defined benefit pension plans, defined contribution plans, nonqualified retirement plans, equity-based awards and other employment, compensation and benefit-related matters.

Liabilities. In general, Conagra is responsible for all employment, compensation and employee benefit liabilities relating to employees of Conagra and former employees of Conagra and for all liabilities relating to Conagra's benefit plans, and we are responsible for all employment, compensation and employee benefit liabilities relating to employees of Lamb Weston and former employees of the Lamb Weston business and for all liabilities relating to Lamb Weston's benefit plans, subject to certain exceptions further described in the employee matters agreement.

Employee Benefits. In general, other than in the case of certain exceptions further described in the employee matters agreement, and as otherwise provided in the transition services agreement, we established our own group health and welfare plans and retirement plans following the spinoff.

Equity Compensation. In general, except as otherwise described in "Compensation Discussion and Analysis" with respect to Mr. Gehring's outstanding Conagra equity awards, each outstanding Conagra equity award held by a Lamb Weston employee or Lamb Weston director as of the spinoff was adjusted or converted into an award with respect to Lamb Weston common stock, and each other Conagra equity award was adjusted or converted but continued to relate to Conagra common stock. In each case, the award was adjusted or converted in a manner that was intended to preserve the aggregate intrinsic value of the original Conagra equity award and, other than regarding performance share awards, the terms of the equity awards, such as vesting dates, generally remained substantially the same.

Transition Services Agreement

We entered into a transition services agreement with Conagra under which Conagra provides and/or makes available various administrative services and assets to us. The services and assets provided to us by Conagra under the agreement primarily include:

      •
      information technology and network, security and applications support;

      •
      accounting and finance;

      •
      operations, marketing and procurement;

      •
      human resources, payroll and benefits;

      •
      treasury;

      •
      insurance accounting and claims processing;

      •
      tax matters; and

      •
      administrative services.

In consideration for these services, we pay fees to Conagra for the services provided, and those fees are based on direct and indirect costs associated with rendering the services. The term of the transition services agreement is for a period of no more than 18 months beginning on the distribution date (inclusive of any extension period for any transition services). The personnel performing services under the transition services agreement are employees and/or independent contractors of Conagra or its subsidiaries. The transition services agreement also contains customary mutual indemnification provisions, which are not subject to a cap.

Trademark License Agreement

We entered into a trademark license agreement with Conagra, under which Conagra licenses certain trademarks to us in connection with the operations of our business including the Alexia trademark. The license, subject to certain limitations and exceptions, is perpetual, irrevocable, fully paid-up, royalty-free, and worldwide. The trademark license agreement addresses the specific categories in which the trademark may be used.

BOARD COMMITTEES AND MEMBERSHIP

Committee Membership

The Board designates the committee members and chairs based on the Governance Committee's recommendations. The Board has three standing committees: Audit, Compensation and Governance. The Board has a written charter for each committee. The charters set forth each committee's roles and responsibilities. All committee charters are available on our website as discussed above under "Corporate Governance—Corporate Governance Materials." The following table lists the current committee membership and the number of meetings held by each committee in fiscal 2017.

	Audit	Compensation	Governance
Charles A. Blixt		X	Chair
Andre J. Hawaux	X
W.G. Jurgensen	Chair
Thomas P. Maurer	X
Hala G. Moddelmog		X	X
Andrew J. Schindler		Chair	X
Maria Renna Sharpe		X	X

Meetings in FY 2017*	4	4	3
*
Represents the number of meetings held during the seven-month period from our separation from Conagra in November 2016 until the end of our 2017 fiscal year, May 28, 2017. Mr. Hawaux and Ms. Moddelmog joined the Board in July 2017, and therefore, did not participate in the committee meetings listed in the table above.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NYSE, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is "financially literate" within the meaning of NYSE rules and that Messrs. Hawaux, Jurgensen and Maurer are "audit committee financial experts" within the meaning of SEC regulations. No Audit Committee member received any payments in fiscal 2017 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, audits of our financial statements and the appointment and retention of our independent auditors. The Audit Committee, among other duties:

      •
      oversees the integrity of our financial statements and reviews our annual and quarterly SEC filings and earnings releases;

      •
      receives reports on critical accounting policies of the Company, significant changes in the Company's selection or application of accounting principles and the Company's internal control processes;

      •
      appoints and retains our independent auditors, reviews the independent auditors' compensation, qualifications, independence and performance and pre-approves audit and non-audit services performed by the independent auditors;

      •
      reviews and approves the appointment and replacement of our senior internal audit executive and oversees the performance of the senior internal audit executive and internal audit function; and

      •
      reviews activities of management's Risk Oversight Committee, enterprise risk management and processes for financial risks, including management's assessment and control of derivative and treasury risks; and

      •
      reviews our compliance with legal and regulatory requirements.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. Any person who has a complaint or concern about our accounting, internal accounting controls or auditing matters may communicate such complaints or concerns to the Audit Committee, which communications may be confidential or anonymous and may be submitted in writing to: Audit Committee, Lamb Weston Holdings, Inc., c/o Corporate Secretary, 599 S. Rivershore Lane, Eagle, Idaho 83616. All complaints and concerns will be reviewed by our head of internal audit, and by legal counsel and the Corporate Secretary as appropriate. The status of all outstanding complaints or concerns will be reported at each meeting of the Audit Committee.

Audit Committee Report for the Year Ended May 28, 2017

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company's independent auditor and internal audit department and (3) compliance by the Company with legal and regulatory requirements. The Audit Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management has primary responsibility for Lamb Weston's financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the Company's internal control over financial reporting. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board.

The Audit Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company's annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company; (2) material written communications between the independent auditor and management; (3) the independent auditor's internal quality-control procedures; (4) significant changes in the Company's selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Audit Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of Lamb Weston's management, its internal audit staff and KPMG LLP, Lamb Weston's independent auditor. Representatives of financial management, the internal audit staff and the independent auditor have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with Lamb Weston's management and KPMG LLP the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

The Audit Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent auditor's communications with the Audit Committee, as well as by SEC regulations. The Audit Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG LLP's independence from Lamb Weston, including those of the PCAOB. The Audit Committee also considered whether the provision of non-audit services provided by KPMG LLP to the Company during fiscal 2017 was compatible with the auditor's independence.

Based on these reviews and discussions and the report of the independent auditor, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Lamb Weston's Annual Report on Form 10-K for the fiscal year ended May 28, 2017, which was filed with the SEC on July 25, 2017.

    Audit Committee:
    W.G. Jurgensen, Chair
    Andre J. Hawaux
    Thomas P. Maurer

Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform, as well as pre-approved spending limits.

During fiscal 2017, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors' Fees

Aggregate fees for professional services rendered by our independent auditors, KPMG LLP, for fiscal year 2017 are set forth in the table below. No independent auditors provided any services directly to Lamb Weston during fiscal year 2016, as we had not yet separated from Conagra.

2017
Audit Fees	$1,512,500
Audit-Related Fees	—
Tax Fees	21,000
All Other Fees	—

Total	$1,533,500

      •
      "Audit Fees" include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

      •
      "Tax Fees" include tax consultation and tax compliance services.

      •
      All fees above include out-of-pocket expenses.

Compensation Committee

Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the Compensation Committee during fiscal 2017 are independent within the meaning of the NYSE listing standards. No member of the Compensation Committee is a current, or during fiscal 2017 was a former, officer or employee of Lamb Weston, Conagra or any of their respective subsidiaries. During fiscal 2017, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions (for a description of our policy on related party transactions, see "Corporate Governance—Related Party Transactions" in this Proxy Statement). During fiscal 2017, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Responsibilities

The Compensation Committee's responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:

      •
      establishing and overseeing implementation of a total rewards philosophy for our executive officers;

      •
      reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, together with the other directors, at least annually evaluate the Chief Executive Officer's performance in light of these goals and objectives;

      •
      reviewing and approving all compensation of our executive officers and equity awards of all officers subject to Section 16 of the Exchange Act;

      •
      approving all grants of equity-based awards and determining the terms and conditions of those awards;

      •
      reviewing directly, or with the full Board, succession plans for all executive officer positions;

      •
      reviewing whether the Company's compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the Company;

      •
      establishing and monitoring compliance with stock ownership guidelines for our executive officers;

      •
      reviewing and approving the implementation and execution of the Company's clawback policy that allows Lamb Weston to recoup compensation paid to executive officers;

      •
      reviewing and recommending to the Board compensation of non-employee directors, including stock ownership guidelines; and

      •
      retaining and terminating consultants or outside advisors for the Compensation Committee and approving any such consultant's or advisor's fees and other terms of engagement, including determinations regarding any conflicts of interest with such consultants or advisors.

The Compensation Committee may delegate its responsibilities to subcommittees comprised of one or more committee members or to selected members of management, subject to requirements of our bylaws and applicable laws, regulations and the terms of our stock plan.

Compensation Consultant to the Committee

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives.

Since the Separation, the Compensation Committee has retained Frederic W. Cook & Co., Inc. ("F.W. Cook") as its independent compensation consultant. During fiscal 2017, F.W. Cook provided the Compensation Committee advice and services, including:

      •
      regularly participating in Compensation Committee meetings including executive sessions that exclude management;

      •
      consulting with the Compensation Committee Chair and being available to consult with other committee members between committee meetings;

      •
      providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay the Named Executive Officers (as described under "Compensation Discussion and Analysis") relates both to Lamb Weston's performance and to how the peers compensate their executives;

      •
      analyzing "best practices" and providing advice about design of the annual and long-term incentive plans, including selecting performance metrics;

      •
      advising on the composition of our peer group for benchmarking pay and performance;

      •
      updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and

      •
      assessing and recommending non-employee director compensation.

For the year ended May 28, 2017, F.W. Cook provided no services to Lamb Weston other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that F.W. Cook provides to it on executive and non-employee director compensation. The Compensation Committee considered the specific independence factors adopted by the SEC and NYSE and determined that F.W. Cook is independent and F.W. Cook's work did not raise any conflicts of interest.

Analysis of Risk in the Compensation Architecture

In 2017, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described under "Compensation Discussion and Analysis," we design our compensation to incent executives and other employees to achieve the Company's financial and strategic goals that promote long-term stockholder returns. Our compensation design does not encourage our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our stockholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

      •
      using both short-term and long-term incentive compensation so that executives do not focus solely on short-term performance;

      •
      weighting executive compensation heavily toward long-term incentives to encourage sustainable stockholder value and accountability for long-term results;

      •
      using multiple relevant performance measures in our incentive plan designs, so that executives do not place undue importance on one measure which could distort the results that we want to incent;

      •
      capping the amount of incentives that may be awarded or granted;

      •
      retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

      •
      requiring our top executives to hold a significant amount of their compensation in common stock and prohibiting them from hedging, pledging or engaging in short sales of their common stock;

      •
      not using employment contracts; and

      •
      not paying severance benefits on change of control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

F.W. Cook also reviewed the Compensation Committee's risk analysis, including the underlying procedures, and confirmed the Compensation Committee's conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Lamb Weston.

Nominating and Corporate Governance Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the NYSE listing standards. The Governance Committee's charter sets out its responsibilities. Among its responsibilities are:

      •
      identifying qualified candidates for membership on the Board;

      •
      proposing a slate of directors for election by the stockholders at each annual meeting;

      •
      proposing to the Board candidates to fill vacancies;

      •
      considering and making recommendations to the Board concerning the appropriate size, functions and policies of the Board;

      •
      recommending to the Board the structure, size, membership and functions of the various committees of the Board;

      •
      recommending to the Board corporate governance principles for the Company;

      •
      assessing the independence of Board members; and

      •
      overseeing the annual evaluation of the Board.

The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in our bylaws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under "Item 1. Election of Directors—Director Nomination and Qualification," and makes a recommendation to the Board regarding the candidate's appointment or nomination for election to the Board. After the Board's consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate. For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see "2018 Annual Meeting of Stockholders" in this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain highly qualified non-employee directors who will best represent our stockholders' interests. With its independent compensation consultant's assistance, the Compensation Committee benchmarks director compensation against an industry peer group and general industry data and considers the appropriateness of the form and amount of director compensation and the time commitment and skill level required to serve on the Board. The Compensation Committee recommends the non-employee director compensation program to the full Board for approval.

In addition, our 2016 Stock Plan limits the maximum fair market value of stock awards to be granted to a non-employee director, taken together with any cash fees payable to him or her, at $600,000 in any fiscal year. All stock awards made in fiscal 2017 to non-employee directors were significantly below this amount. See "2017 Non-Employee Director Compensation Table" below for specific values.

A Lamb Weston employee who also serves as a director does not receive any additional compensation for serving as a director. Currently, Timothy McLevish, our Executive Chairman, and Thomas Werner, our President and Chief Executive Officer, are the only directors who are employees. Compensation information for Messrs. McLevish and Werner is included under "Compensation Discussion and Analysis" and "Executive Compensation Tables" in this Proxy Statement.

Summary of 2017 Compensation Elements

The table below summarizes the cash and equity compensation elements in place, beginning in November 2016, for our non-employee directors.

Annual Compensation Elements(1)	Amount ($)

Board Retainer	90,000
Non-Executive Chairman Retainer(2)	150,000
Lead Director Retainer	20,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	15,000
Nominating and Corporate Governance Chair Retainer	15,000
Equity Grant Value	130,000

(1)
If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of stockholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the actual number of days of service and the annual equity grant value based on the number of months remaining until the next annual equity grant.

(2)
Following the Annual Meeting, we expect the Board to appoint W.G. Jurgensen to the role of non-executive Chairman. The retainer will be in the form of RSUs or cash, at the election of the Chairman.

We pay our non-employee directors their cash retainers quarterly. Non-employee directors can defer all or a portion of their cash retainers into an interest bearing account, Lamb Weston common stock account or other investments that track investments that are permitted by Lamb Weston's Employee Benefits Investment Committee pursuant to the Lamb Weston Directors' Deferred Compensation Plan. This program does not provide above-market earnings (as defined by SEC rules).

Non-employee directors also receive an annual stock award in the form of RSUs. The number of RSUs granted to each director is determined by dividing the annual equity grant value ($130,000) by the closing stock price of our common stock on the NYSE on the date of grant, rounded down to the nearest share. The RSUs vest one year from the date of grant, subject to continued service during the entire term. Dividend equivalents are paid on the RSUs at the regular dividend rate in shares of our common stock. Non-employee directors may also defer receipt of their stock compensation under the Lamb Weston Directors' Deferred Compensation Plan.

Director Stock Ownership Requirements

To further align our non-employee directors' and our stockholders' interests, the Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors are expected to hold shares of Lamb Weston common stock in an amount equal to five times the annual Board retainer ($450,000). All directors must acquire this ownership level within five years after joining the Board. Directors may not sell Lamb Weston common stock until such time as the director has achieved the retention amount (except to satisfy tax withholding requirements). If a director holds the retention amount, the director may elect to sell any shares above that amount upon vesting. If a director departs from the Board, the director may not sell the retention amount until six months after his or her date of departure from the Board. As we recently became an independent public company, all of our current directors have served for less than five years.

2017 Non-Employee Director Compensation Table

Prior to the Separation, W.G. Jurgensen and Andrew Schindler served as directors of Conagra, our former parent. While serving on Conagra's board of directors, Messrs. Jurgensen and Schindler received compensation and stock awards from Conagra for their service as non-employee directors. The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors and, except as otherwise noted, does not reflect any compensation or stock awards paid or granted to Messrs. Jurgensen and Schindler by Conagra for their service on its board of directors. In addition, the table does not include compensation information for Mr. Hawaux and Ms. Moddelmog as they joined the Board after the end of our 2017 fiscal year.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Charles A. Blixt	61,250	86,667	—	147,917
W.G. Jurgensen	76,500	86,667	—	163,167
Thomas P. Maurer	52,500	86,667	—	139,167
Andrew J. Schindler	61,250	86,667	—	147,917
Maria Renna Sharpe	52,500	86,667	—	139,167
(1)
Includes all retainer fees paid or deferred pursuant to the Lamb Weston Directors' Deferred Compensation Plan. Non-employee directors do not receive meeting fees.

(2)
The amounts shown in this column represent the full grant date fair value of the RSU awards granted in fiscal 2017 as computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 based on the closing price of Lamb Weston shares on the grant date ($35.15 on December 14, 2016). The following table shows the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director as of fiscal year-end, May 28, 2017:

Name	Outstanding RSUs(a) (#)	Outstanding Stock Options (#)
Charles A. Blixt	2,477	—
W.G. Jurgensen	7,401	51,762	(b)
Thomas P. Maurer	2,477	—
Andrew J. Schindler	2,477	—
Maria Renna Sharpe	2,477	—
(a)
Includes additional RSUs accrued through a dividend reinvestment feature.

(b)
These options were granted to Mr. Jurgensen by Conagra as compensation for his service on Conagra's board of directors. In connection with the Separation, the options were converted into Lamb Weston stock options.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Background

For purposes of this Compensation Discussion and Analysis, the following executives are referred to collectively as our "Named Executive Officers":

  •
  Thomas P. Werner, our President and Chief Executive Officer;

  •
  Robert M. McNutt, our Senior Vice President and Chief Financial Officer;

  •
  Timothy R. McLevish, our Executive Chairman;

  •
  Eryk J. Spytek, our Senior Vice President, General Counsel and Corporate Secretary;

  •
  Micheline C. Carter, our Senior Vice President and Chief Human Resources Officer; and

  •
  John F. Gehring, our former Senior Vice President and interim Chief Financial Officer.

Prior to our spinoff from Conagra, Tom Werner and John Gehring participated in Conagra's executive compensation programs, and Tim McLevish, as a non-employee director of Conagra, participated in Conagra's director compensation programs. All executive and director compensation decisions for our Named Executive Officers prior to the spinoff were made by Conagra's Human Resources Committee or the full Conagra board of directors. As a result, such compensation may not be fully discussed below. Executive compensation decisions following the spinoff were made by our Compensation Committee and are discussed below. In addition, John Gehring's employment terminated on January 31, 2017 pursuant to the terms of his Interim Position and Non-Compete Agreement. Due to his limited term of employment with Lamb Weston, his fiscal 2017 compensation was not based on the same considerations as our other Named Executive Officers.

This Compensation Discussion and Analysis is organized into the following sections:

  •
  Executive Summary of Our Fiscal 2017 Compensation Program for the Named Executive Officers

  •
  Objectives of Our Compensation Program and Compensation Philosophy

  •
  Design and Approval of Our Fiscal 2017 Compensation Program

  •
  Fiscal 2017 Opportunity Mix for Our Named Executive Officers

  •
  Key Elements of Our Fiscal 2017 Executive Compensation Program

  •
  Key Elements of Our Fiscal 2018 Executive Compensation Program

  •
  Chief Executive Officer Compensation

  •
  Additional Policies and Considerations in Our Executive Compensation Program

Executive Summary of Our Fiscal 2017 Compensation Program for the Named Executive Officers

Overview of Fiscal 2017 Business Performance

We delivered strong results in fiscal 2017, including exceeding each of our financial goals, while completing the spinoff from Conagra and building a strong foundation for sustainable growth as an independent company. This performance reflects our commitment to consistently deliver high service levels for our customers, and to support their long-term growth, both in North America and internationally. Specifically:

  •
  We increased net sales by 6%, driven by a balance of higher price/mix and volume growth. Price/mix improved in each of our segments, while volume grew in our three largest segments: Global, Foodservice and Retail.

  •
  We expanded gross margins by 250 basis points and product contribution margin by 270 basis points as a result of higher price/mix, volume growth and disciplined cost management. Product contribution margins expanded in our Global, Foodservice and Retail segments.

  •
  Income from operations increased 39% to $518 million, and we grew Adjusted EBITDA including unconsolidated joint ventures by 19% to $707 million.1

  •
  We completed the expansion of our Boardman, Oregon facility and remain on-track to complete the expansion of our Richland, Washington facility in late calendar 2017.

  •
  Since prior to the spinoff from Conagra, we made significant progress in creating an infrastructure to operate as a stand-alone, publicly-traded company headquartered in Eagle, Idaho. We remain on-track to transition off of Conagra's systems and services as initially scheduled.

  •
  Our Lamb-Weston/Meijer joint venture completed the expansion of its facility at Bergen op Zoom, the Netherlands and acquired the frozen potato business of Oerlemann Foods, including a processing facility in the Netherlands.

  •
  We reduced our ratio of net debt to Adjusted EBITDA to approximately 3.7 times, which is within our target leverage range of 3.5-4.0 times.

  •
  We established an annual dividend rate of $0.75 per share during fiscal 2017.

  •
  The closing market price of our common stock rose from $30.33 per share on November 10, 2016, the first trading day after the spinoff from Conagra, to $45.66 per share on May 26, 2017, the last trading day of fiscal 2017, an increase of 50.5%.

Overview of Fiscal 2017 Executive Compensation Actions

Our Compensation Committee closely monitored our executive compensation levels throughout fiscal 2017 and made the following key compensation decisions:

  •
  For our Chief Executive Officer, target incentive compensation was intended to represent approximately 82% of his total target compensation opportunity.

  •
  On average, 75% of target compensation was at risk for the other Named Executive Officers.

  •
  93% of target compensation for our Executive Chairman was provided in incentive pay.

  •
  We paid fiscal 2017 bonuses under our Management Incentive Plan at maximum levels since we achieved an amount of earnings before interest and taxes that was meaningfully above the maximum level of performance established under that plan.

Objectives of Our Compensation Program and Compensation Philosophy

Our Compensation Committee and management believe that compensation is an important tool to help recruit, retain and motivate employees whom we rely on for current and future success. The Compensation

1    Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. See the discussion of non-GAAP financial measures and the reconciliation to net income in Appendix B to this Proxy Statement.

Committee and management also believe that the proportion of at-risk, performance-based compensation should rise as an employee's level of responsibility increases.

Our compensation program is designed to accomplish the following:

  •
  Align employees with stockholder's interests.

  •
  Encourage achievement of strategic objectives and creation of stockholder value.

  •
  Motivate employees to achieve business goals.

  •
  Provide opportunities that integrate pay with annual and long-term performance goals.

  •
  Maintain a compensation program that is equitable in a competitive marketplace.

  •
  Manage cost and share dilution.

  •
  Recruit, retain and motivate talented employees who drive our success.

The Compensation Committee seeks to target total executive compensation opportunities at levels consistent with those of similarly sized companies in the consumer packaged goods industry. The Named Executive Officers' compensation is weighted towards programs contingent upon our annual and long-term performance.

The Compensation Committee engages Frederic W. Cook & Co., Inc. ("F.W. Cook"), an independent compensation consultant, to assist in benchmarking compensation for the Named Executive Officers and senior management positions. The most recent compensation study focusing on our executive officers was conducted in April 2017. In addition, with the assistance of F.W. Cook, the Compensation Committee undertook a risk review of our compensation programs for all employees. Please see "Board Committees and Membership—Compensation Committee—Compensation Consultant to the Committee" above for further detail about the Compensation Committee's engagement of F.W. Cook.

As a newly independent public company, we continue to develop our executive compensation program and are adopting several compensation and governance best practices, including those listed below.

What We Do

✓ Beginning in fiscal 2018, consider a mix of financial goals to prevent over-emphasis on any single metric.
✓ Place a greater portion of pay at risk for more senior levels of the organization.
✓ Require stock ownership and share retention requirements for our executive officers and non-employee directors.
✓ Allow executive officers to engage in transactions in our securities only during approved trading windows and only after satisfying mandatory clearance requirements.

✓

Require both a change of control and termination of employment for accelerated equity vesting to occur in connection with a change of control (i.e., double-trigger), with the exception of certain legacy Conagra awards.

✓

Maintain a clawback policy that requires the forfeiture or recoupment of awards for our executive officers under our incentive plans in the event of detrimental conduct by the executive officer or a material restatement of our financial statements resulting from the fraudulent or dishonest actions of the executive officer.

✓ Use a range of strong processes and controls, including Compensation Committee and Board oversight, in our compensation practices.
✓ Use an independent compensation consultant who performs no other work for the Company.
✓ Pay incentive compensation only after our financial results are complete and the Compensation Committee has certified our performance results.

What We Don't Do

× No director or executive officer may pledge or hedge ownership of our stock.
× No individual employment agreements or severance agreements with our current executive officers.
× No perquisites are provided to our executive officers other than relocation benefits for new executive officers.
× No backdating or re-pricing of options may occur without stockholder approval.
× No change of control agreements have excise tax "gross-up" protection.
× No compensation programs that encourage unreasonable risk taking will be implemented.

Design and Approval of Our Fiscal 2017 Compensation Program

Introduction

The Compensation Committee is charged with designing and approving our executive compensation program and setting compensation opportunities for Named Executive Officers. As discussed above, prior to our spinoff from Conagra, compensation decisions relating to our executive officers, including approving our peer group, equity plan and compensation programs, were made by Conagra's Human Resources Committee. Following the spinoff, our Compensation Committee reviewed these pre-spin compensation plans and programs and made adjustments or adopted policies designed to ensure that our programs were fully aligned with our post-spin business. In doing so, the Compensation Committee leveraged the advice and counsel of F.W. Cook in setting fiscal 2017 compensation, with the goal of designing a competitive executive compensation program for the executive officers who joined Lamb Weston in connection with, or shortly after, the spinoff. F.W. Cook assisted the Compensation Committee in monitoring emerging market practices in compensation design and philosophy and policy developments relevant to the Compensation Committee's work.

External Pay Comparisons for Fiscal 2017

Although the Compensation Committee used internal and external pay comparison data as a market check on its compensation decisions, it recognized that over-reliance on external comparisons can be of concern, and it was mindful of the value and limitations of comparative data. The Compensation Committee reviewed the peer group composition approved by Conagra's Human Resources Committee and agreed it continued to be appropriate for Lamb Weston. The peer group was selected based on the following criteria:

  •
  similar size based on revenue and market capitalization;

  •
  similar business; and

  •
  competitors for executive talent.

The fiscal 2017 peer group included the following 16 companies:

B&G Foods Inc.	The Hain Celestial Group, Inc.	Post Holdings, Inc.
Cal-Main Foods, Inc.	Ingredion Incorporated	Snyder's-Lance, Inc.
The Clorox Company	J.M. Smucker Company	Seneca Foods Corp.
Darling Ingredients Inc.	Lancaster Colony Corp.	Treehouse Foods, Inc.
Flowers Foods, Inc.	McCormick & Company, Inc.
Fresh Del Monte Produce Inc.	Pinnacle Foods Inc.

The Compensation Committee does not have a specific target range for our Named Executive Officers' salary, annual incentive opportunity, long-term incentive opportunity and total direct compensation level compared to the peer group. However, the Compensation Committee generally seeks to provide compensation to our executive officers that is competitive within the peer group.

Management's Role in the Design and Approval of Compensation Program

Prior to our spinoff from Conagra, Conagra's Chief Executive Officer played a role in the design and approval of the fiscal 2017 executive compensation program. Conagra's Chief Executive Officer provided input on the performance metric to be used for Lamb Weston as a business unit in the fiscal 2017 annual incentive program. Conagra's Chief Executive Officer also provided input on the design of the long-term equity incentive plans in which Tom Werner participated as an executive at Conagra.

After the spinoff, Tom Werner, our Chief Executive Officer, played a role in the design and approval of the fiscal 2017 executive compensation program. Tom provided the Compensation Committee with input on the design of equity grants at the time of the spinoff and compensation for executive officers hired after the spinoff.

Fiscal 2017 Opportunity Mix for Our Named Executive Officers

Incentive compensation is designed to represent a significant portion of our Named Executive Officers' target total direct compensation. For fiscal 2017, our Chief Executive Officer's target incentive compensation was intended to represent approximately 82% of his total target compensation opportunity. On average, 75% of target compensation was at risk for the other Named Executive Officers, with 93% of target compensation for our Executive Chairman provided in incentive pay. Our Compensation Committee believes that a continued emphasis on incentive compensation is appropriate, as such an opportunity mix aligns our Named Executive Officers' compensation with the interests of our stockholders. The values above are based on annualized target compensation for our Named Executive Officers as outlined under "—Key Elements of Our Fiscal 2017 Executive Compensation Program—Annualized Target Compensation for all Named Executive Officers" below.

Key Elements of Our Fiscal 2017 Executive Compensation Program

The fiscal 2017 compensation of Named Executive Officers consisted of the following key components:

Type	Component
Incentive Compensation	Annual incentive opportunity (cash)
Long-term incentive opportunity (equity)

Fixed Compensation	Salary, retirement benefits and health and welfare benefits

The Compensation Committee believes that using a mix of compensation types (salary, benefits, a cash incentive and equity-based incentives) and performance periods promotes behavior consistent with our long-term strategic plan. Because of the limited term of his employment with Lamb Weston after the spinoff, John Gehring generally continued to participate in Conagra's compensation programs until his termination from Lamb Weston in January 2017. Therefore, his compensation is not included in this summary of our fiscal 2017 compensation programs.

Base Salary

We paid a base salary to each of our Named Executive Officers to provide a base level of fixed income for services rendered. For fiscal 2017, prior to the spinoff, Conagra's Human Resources Committee determined the base salaries for each of Tom Werner, Eryk Spytek and Micheline Carter. In connection with the spinoff, the Lamb Weston Board approved Tom Werner's base salary as Chief Executive Officer and Tim McLevish's base salary as Executive Chairman. In connection with his hire in November 2016 to succeed John Gehring, the Compensation Committee approved Rob McNutt's base salary.

Annual Cash Incentive Compensation

We provide annual performance-based cash incentive opportunities to link our Named Executive Officers (other than Tim McLevish, who, based on the nature of his position as Executive Chairman, does not participate in our annual cash incentive programs) to specific goals established by the Board.

For fiscal 2017, prior to the spinoff, Conagra's Human Resources Committee approved our fiscal 2017 Management Incentive Plan (the "MIP") and established the performance goals under which amounts under the MIP could be earned by our Named Executive Officers. In March 2017, the Compensation Committee adjusted the MIP's earnings before interest and taxes ("EBIT") targets to account for incremental costs related to the spinoff that were not accounted for by Conagra's Human Resources Committee. As adjusted, the EBIT targets for the MIP were as follows:

Threshold EBIT (0% payout)	Target EBIT (100% payout)	Maximum EBIT (200% payout)
$416.5 million	$490 million	$563.5 million

In addition to setting the initial performance goals for the MIP, Conagra's Human Resources Committee approved target MIP opportunities (as a percentage of base salary) for Tom Werner during the period he served as the head of Conagra's Lamb Weston business unit, and for Eryk Spytek and Micheline Carter in connection with their respective hires as executive officers of Lamb Weston. Our Compensation Committee determined the annual incentive opportunity for Tom Werner as Chief Executive Officer of Lamb Weston and also set the target MIP opportunity for Rob McNutt in connection with his hire. The following table shows the range of potential payments (expressed as a percentage of base salary earned during fiscal 2017) for each of our Named Executive Officers upon achievement of the threshold, target and maximum EBIT goals approved for the MIP.

Named Executive Officer	Threshold	Target MIP Award	Maximum MIP Award
Tom Werner	0%	100% of salary(1)	200% of salary(1)
Rob McNutt	0%	80% of salary	160% of salary
Tim McLevish(2)	—	—	—
Eryk Spytek	0%	70% of salary	140% of salary
Micheline Carter	0%	60% of salary	120% of salary
(1)
After the spinoff, Tom Werner's target MIP award was increased from 80% to 100% of his base salary to reflect his new role as Chief Executive Officer of Lamb Weston as a publicly traded company.

(2)
Tim McLevish does not participate in the MIP.

After taking into account reported results and the approved adjustments, we achieved fiscal 2017 EBIT of $594 million for MIP purposes, which was meaningfully above the maximum level of performance. As such, our Named Executive Officers earned the following amounts under our MIP for fiscal 2017, after proration for changes in target MIP opportunity, or the amount of time employed during fiscal 2017, as applicable:

Named Executive Officer	Target MIP Payout	Actual MIP Payout	Actual MIP Payout as a % of Target
Tom Werner	$537,519	$1,075,037	200%
Rob McNutt	$152,308	$304,615	200%
Tim McLevish	—	—	—
Eryk Spytek	$177,692	$355,385	200%
Micheline Carter	$141,346	$282,692	200%

Long-Term Incentive Compensation

The Compensation Committee believes in aligning our Named Executive Officers' interests with those of our stockholders. The significant extent to which equity was included in our Named Executive Officers' compensation opportunities evidences this belief. In fiscal 2017, prior to the spinoff, Conagra's Human Resources Committee determined that it was appropriate to award performance shares to Tom Werner that would vest based on Lamb Weston performance, along with stock options and RSUs. The value of these awards was determined based on his role as the head of Conagra's Lamb Weston business unit. In addition, Conagra's Human Resources Committee determined it was appropriate to award RSUs to Eryk Spytek and Micheline Carter in connection with their respective hires as executive officers of Lamb Weston. Following the spinoff, our Compensation Committee also awarded RSUs to Rob McNutt in connection with his hire as an executive officer of Lamb Weston.

In December 2016, our Compensation Committee awarded Tom Werner and Tim McLevish a mix of stock options and RSUs. These awards were intended to provide a long-term incentive opportunity for the portion of fiscal 2017 that they served in their new roles as executive officers of an independent public company. When developing the target dollar value of these awards, the Compensation Committee took into account the competitive market for their new positions and the period of time that they served in the new roles. The Compensation Committee granted stock options and RSUs to provide incentives to enhance stockholder value and further link executives to stockholders.

Treatment of Outstanding Conagra Equity Compensation in the Spinoff. As of the spinoff, each outstanding Conagra equity award held by our Named Executive Officers other than John Gehring was converted into an award with respect to our common stock. In each case, the awards were adjusted in a manner intended to preserve the aggregate intrinsic value of the original Conagra equity award and, other than regarding performance share awards (which are described in more detail below), the terms of the equity awards, such as vesting dates, remained substantially the same. Due to the limited term of his arrangement with Lamb Weston, John Gehring's outstanding Conagra equity awards at the spinoff were not converted into equity awards covering Lamb Weston common stock and continue to be settled in Conagra stock after the spinoff.

Stock Options. Stock options are designed to directly align our Named Executive Officers' interests with those of our stockholders. All options granted during fiscal 2017 have a ten-year term and have an exercise price equal to the closing market price of our common stock on the date of grant. The options vest 33% on each of the first three anniversaries of the grant date, generally subject (as originally designed) to continued employment with us. The number and grant date fair value of stock options granted to our Named Executive Officers during fiscal 2017 are set forth below (in the case of Tom Werner, as adjusted for the spinoff):

Named Executive Officer	Stock Options Granted During Fiscal 2017	Aggregate Grant Date Fair Value of Stock Option

Tom Werner	133,805	$633,346
Rob McNutt	—	—
Tim McLevish	73,968	$401,646
Eryk Spytek	—	—
Micheline Carter	—	—

RSUs. RSUs are designed to provide an incentive for executive officers to enhance stockholder value. All RSUs granted after the spinoff generally vest in full on the third anniversary of the date of grant. The number and grant date fair value of RSUs granted to our Named Executive Officers during fiscal 2017 are set forth below (in the case of RSUs granted prior to the spinoff, as adjusted for the spinoff).

Named Executive Officer	RSUs Granted During Fiscal 2017	Aggregate Grant Date Fair Value of RSUs

Tom Werner	51,305	$1,601,984
Rob McNutt	13,336	$470,627
Tim McLevish	29,531	$953,423
Eryk Spytek	20,923	$594,895
Micheline Carter	13,949	$396,612

Performance Shares. Performance shares are designed to represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set, three-year performance goals. Dividend equivalents are paid on the portion of the performance shares actually earned and were designed to be paid at the regular dividend rate in shares of our common stock. Any earned performance shares are paid following the end of the three-year performance period. None of our Named Executive Officers other than Tom Werner were granted performance shares in fiscal 2017.

Prior to the spinoff, Conagra's Human Resources Committee granted performance shares to Tom Werner in each of 2015, 2016 and 2017, all of which were outstanding at the time of the spinoff. In connection with the spinoff, his Conagra performance shares were converted into Lamb Weston performance shares (payable in our common stock), with the number of shares subject to each award equitably adjusted in a manner intended to preserve the aggregate intrinsic value of the original award, but otherwise remained subject to substantially the same terms and vesting criteria as included in the original grant. Summarized below are the performance expectations for each performance share grant and the actual earned shares in fiscal 2017.

Fiscal 2017 to Fiscal 2019 Cycle. In fiscal 2017, Conagra's Human Resources Committee granted Tom Werner an award of Conagra performance shares for the fiscal 2017 to fiscal 2019 performance cycle, which were converted into performance shares for our common stock in connection with the spinoff. The target and maximum number of performance shares granted to Tom Werner by Conagra's Human Resources Committee in fiscal 2017, for the fiscal 2017 to 2019 cycle, are set forth below (as adjusted for the spinoff).

Named Executive Officer	Target Performance Shares for Fiscal 2017 to 2019 Cycle	Maximum Performance Shares for Fiscal 2017 to 2019 Cycle	Target Grant Date Fair Value of Performance Shares
Tom Werner	19,873	39,746	$594,730

Conagra's Human Resources Committee left the performance expectations for this grant to the determination of our Compensation Committee. Our Compensation Committee determined that the performance for each fiscal year in the three-year performance period will be based on our annual incentive plan performance for each respective fiscal year. Our Compensation Committee determined that this was a reasonable approach as a new public company.

In July 2017, after taking into account our successful spinoff and our fiscal 2017 EBIT performance, the Compensation Committee determined that Tom Werner had achieved 200% of the target number of performance shares for the fiscal 2017 tranche.

Fiscal 2016 to Fiscal 2018 Cycle. Prior to the spinoff, Conagra's Human Resources Committee determined that the fiscal 2016 tranche of Tom Werner's Conagra performance share award for the fiscal 2016 to 2018 cycle was earned at 200% of target. Similar to the fiscal 2017 to fiscal 2019 award, Conagra's Human Resources Committee left the performance expectations for the fiscal 2017 and fiscal 2018 tranches of this award to the determination of our Compensation Committee. Our Compensation Committee determined that the performance for the fiscal 2018 and fiscal 2019 tranches of this award will be based on our annual incentive plan performance for each respective fiscal year.

In July 2017, after taking into account our successful spinoff and our fiscal 2017 EBIT performance, the Compensation Committee determined that Tom Werner had achieved 200% of the target number of performance shares for the fiscal 2017 tranche.

Fiscal 2015 to Fiscal 2017 Cycle. In connection with the spinoff, Conagra's Human Resources Committee determined that Tom Werner's Conagra performance share award for the fiscal 2015 to 2017 cycle were earned at 94.9 percent of target, which resulted in 15,168 shares being earned and remaining subject to the service-based vesting through the end of fiscal 2017.

Annualized Target Compensation for all Named Executive Officers

In connection with our spinoff from Conagra in November 2016, the annual compensation of our Named Executive Officers who previously provided services to Conagra was increased to reflect their larger roles and substantial increase in responsibilities, and we hired additional executive officers with the experience necessary to successfully complete the spinoff and transition to an independent public company. The following table summarizes the annualized total target compensation opportunity for each of our Named Executive Officers as approved by the Compensation Committee in fiscal 2017. Due to certain transition awards provided by Conagra and employment during only a portion of fiscal 2017 for certain newly hired executive officers, compensation actually received by our Named Executive Officers does not match the annualized targets summarized below.

Named Executive Officer	Base Salary	Annual Incentive Target	LTIP Target	Target Total Compensation

Tom Werner	$725,000	100%, or $725,000	$2,550,000	$4,000,000
Rob McNutt	$500,000	80%, or $400,000	$1,000,000	$1,900,000
Tim McLevish	$200,000	—	$2,600,000	$2,800,000
Eryk Spytek	$400,000	70%, or $280,000	$600,000	$1,280,000
Micheline Carter	$350,000	60%, or $210,000	$400,000	$960,000

Health, Welfare, Severance and Other Benefits

Health and Welfare Benefits. We offer a package of core employee benefits to each of our Named Executive Officers. With respect to health and welfare benefits, we offer health, dental and vision coverage and life and disability insurance. With respect to retirement benefits, we maintain a qualified 401(k) retirement plan (with a company match on employee contributions) in which our Named Executive Officers are entitled to participate on the same terms as our other employees. We also have a relocation policy that provides benefits to employees who are required to relocate in connection with their employment.

Our Named Executive Officers also are eligible to participate in a voluntary deferred compensation plan. The voluntary deferred compensation plans permits us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified 401(k) retirement plan and permits our Named Executive Officers to save for retirement in a tax-efficient way at a minimal administrative cost to us. The voluntary deferred compensation plan allows our Named Executive Officers to defer up to 50% of base salary and 90% of annual cash incentive compensation. Participants in the voluntary deferred compensation plan are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds. In addition, in fiscal 2017, Tom Werner and John Gehring participated in qualified and non-qualified pension plans offered by Conagra. Following the spinoff, we do not maintain any pension plans for the benefit of our employees, including our Named Executive Officers.

We include contributions made to our Named Executive Officers' 401(k) plan and voluntary deferred compensation accounts in the "All Other Compensation" column of the "Summary Compensation Table—Fiscal 2017" under "Executive Compensation Tables" below.

Executive Change of Control Severance Plan. Each of our current Named Executive Officers participates in our Executive Change of Control Severance Plan (the "COC Plan"), which provides certain "double trigger" benefits in the event of a qualifying termination of employment in connection with a change of control, as more fully described under "Executive Compensation Tables—Potential Payments Upon Termination or Change of Control" below. Tim McLevish only participates in the COC Plan with respect to potential acceleration of his equity awards and is not eligible to receive any other change of control severance payments. We believe the COC Plan maximizes stockholder value because it prevents an unintended windfall to our executive officers in the event of a change of control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change of control of the Company in which they believe they may lose their jobs. We believe providing the COC Plan helps us compete for and retain executive talent. We believe that the payments and benefits under the COC Plan are generally comparable with severance packages offered to executive officers by the companies in our compensation peer group.

Key Elements of Our Fiscal 2018 Executive Compensation Program

In designing fiscal 2018 incentive compensation for our Named Executive Officers, the Compensation Committee considered our compensation philosophy, including our desire to align Named Executive Officer compensation with the interests of our stockholders. To that end, at its July 2017 meeting, the Compensation Committee made several changes to our annual and long-term incentive plans for fiscal 2018:

      •
      Fiscal 2018 Annual Incentive Plan. Each member of our executive leadership team other than Tim McLevish, who does not participate in our annual cash incentive programs, will participate in our fiscal 2018 Annual Incentive Plan (the "Fiscal 2018 AIP"). The Compensation Committee will determine the Fiscal 2018 AIP awards earned by each Named Executive Officer based on our achievement of a combination of adjusted EBITDA, net sales and operating cash flow performance goals. The Compensation Committee believes the goals remain realistic but challenging.

      •
      Fiscal 2018 Long-Term Incentive Plan. In fiscal 2018, each member of our executive leadership team will receive performance share awards and RSUs under our 2016 Stock Plan (other than Tim McLevish, who received RSUs and stock options), with 60% of the total equity award value in performance share awards and the remaining 40% in RSUs. The RSUs will vest in full on the third anniversary of the grant date. Because fiscal 2018 continues to be a transition year for us as a newly public company and our long-term business plan will be approved later in fiscal 2018, the performance share awards will vest based on the achievement of a combination of adjusted EBITDA, net sales and operating cash flow performance goals in fiscal 2018, and any earned performance shares will be subject to service-based vesting through the end of fiscal 2020. Beginning in fiscal 2019, we intend that performance share awards will vest based on achievement of performance goals over a three-year performance period.

Chief Executive Officer Compensation

In November 2016, the Compensation Committee approved Tom Werner's compensation as the Chief Executive Officer of a newly public company. Our Chief Executive Officer's target total compensation is reviewed by the Compensation Committee in conjunction with his performance review, which occurs in July of each fiscal year. Based on the Company's exceptional performance in fiscal 2017, Tom Werner's strong performance as Chief Executive Officer of an independent, publicly held company, and to bring compensation closer to market median, the Compensation Committee approved Tom Werner's fiscal 2018 target compensation opportunity as follows: base salary of $850,000, target annual incentive compensation of 100% of base salary, and target long-term incentive compensation of $3,300,000.

Additional Policies and Considerations in Our Executive Compensation Program

Stock Ownership Guidelines and Retention Requirements

In March 2017, the Compensation Committee adopted stock ownership guidelines applicable to each member of our executive leadership team, including our Named Executive Officers. These guidelines are represented as a percentage of salary. The Compensation Committee adopted these guidelines because it believes that stock ownership promotes alignment with our stockholder interests. Our executive leadership team is expected to reach their respective ownership requirement within five years after the program is adopted or within 5 years after appointment to the executive leadership team. Shares of our common stock acquired through open market purchases or through our nonqualified deferred compensation plans, as well as equity awards, are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. Executive officers are required to retain 75% of net shares acquired upon vesting of equity awards until the applicable stock ownership guideline is met. The following table reflects stock ownership guidelines as of May 28, 2017 for each of our current Named Executive

Officers. See "Information on Stock Ownership" below for information about our Named Executive Officers' stock ownership.

Named Executive Officer	Stock Ownership Guideline (% of Salary)
Tom Werner	500%
Tim McLevish	500%
Rob McNutt	200%
Eryk Spytek	200%
Micheline Carter	200%

Clawback Policy; Hedging and Pledging

If we are required to prepare an accounting restatement due to fraud or dishonesty or if the Compensation Committee determines that an executive officer, including each of our Named Executive Officers, has engaged in certain conduct that is detrimental to us, the Compensation Committee may take action to recoup incentive awards and equity gains on awards granted to such executive officers. This right to recoup expires unless such determination is made by the Board within three years following the payment of the award.

Our Insider Trading Policy prohibits our directors and all of our employees, including our executive officers, from entering into hedging transactions involving our stock, and from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan.

Tax and Accounting Implications of the Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to our Chief Executive Officer or any of our three other most highly compensated executive officers, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to qualified performance-based compensation under federal tax law. Generally, this is compensation paid only if performance meets pre-established, objective goals based on performance metrics approved by our stockholders. Please see "Item 4. Approval of the Material Terms for Qualified Performance-Based Compensation Under the Lamb Weston Holdings, Inc. 2016 Stock Plan" above for the performance metrics under our 2016 Stock Plan that are being submitted for stockholder approval at the Annual Meeting.

The Compensation Committee has indicated that its general intent is to structure our executive compensation programs so that payments may be able to qualify as fully tax deductible. However, while the Compensation Committee believes it is in the best interests of Lamb Weston and our stockholders to have the ability to grant "qualified performance-based compensation" under Section 162(m) of the Code, it also may decide from time to time to grant compensation that will not qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code. Moreover, even if the Compensation Committee intends to grant compensation that qualifies as "qualified performance-based compensation" for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Compensation Committee Report for the Year Ended May 28, 2017

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended May 28, 2017, which was filed with the SEC on July 25, 2017.

    Compensation Committee:
    Andrew J. Schindler, Chair
    Charles A. Blixt
    Hala G. Moddelmog
    Maria Renna Sharpe

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal 2017

The table below presents compensation information paid to or earned by our Named Executive Officers under our compensation programs during fiscal 2017 and, as applicable, during fiscal 2015 and fiscal 2016 as named executive officers of Conagra.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas P. Werner,	2017	590,039	—	2,196,739	633,346	1,075,037	22,826	98,968	4,616,955
President and Chief Executive Officer	2016	438,654	—	1,729,045	198,224	637,626	75,865	35,293	3,114,707
Robert M. McNutt,	2017	190,385	—	470,627	—	304,615	—	92,396	1,058,023
Senior Vice President and Chief Financial Officer
Timothy R. McLevish,	2017	151,923	—	953,423	401,646	—	—	5,515	1,512,507
Executive Chairman	2016	78,626	—	123,410	—	—	—	—	202,036
Eryk J. Spytek,	2017	253,846	40,000	594,895	—	355,385	—	331,861	1,575,987
Senior Vice President, General Counsel and Corporate Secretary
Micheline C. Carter,	2017	235,577	175,000	396,612	—	282,692	—	162,027	1,251,908
Senior Vice President and Chief Human Resources Officer
John F. Gehring,	2017	430,000	—	—	—	305,791	264,627	155,119	1,155,537
Former Senior Vice President	2016	643,269	—	2,895,365	264,335	1,118,001	365,019	20,172	5,306,161
and interim Chief	2015	600,000	—	789,147	502,775	—	306,119	36,198	2,234,239
Financial Officer
(1)
Messrs. Werner and Gehring served as officers of Conagra prior to the spinoff and amounts in the table above include payments made by Conagra for their service as employees of Conagra. Prior to the spinoff, Mr. McLevish served on Conagra's board of directors and received an annual cash retainer and stock award from Conagra, which amounts are reflected in the table above. Ms. Carter, Mr. Spytek and Mr. McNutt joined the Company in September 2016, October 2016 and January 2017, respectively. Mr. Gehring served as our interim Chief Financial Officer until January 2017. Mr. Gehring served as Conagra's Chief Financial Officer from January 2009 until August 2016.

(2)
Represents cash sign-on bonuses in connection with the commencement of Ms. Carter's and Mr. Spytek's employment with the Company.

(3)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock awards (Lamb Weston RSUs and Lamb Weston performance shares in the case of Mr. Werner, Lamb Weston RSUs in the case of Ms. Carter and Messrs. McLevish, McNutt and Spytek, and Conagra RSUs and Conagra performance shares in the case of Mr. Gehring) granted during the reported fiscal years. Stock awards granted prior to the spinoff were made by Conagra. For all Named Executive Officers other than Mr. Gehring, the Conagra stock awards were converted into Lamb Weston stock awards. Mr. Gehring's stock awards continued to relate to Conagra common stock. For the performance shares awarded to Mr. Werner in fiscal 2017 (the fiscal 2017 to fiscal 2019 performance cycle), the amount included ($594,730) is based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2017, the grant date fair value of this award would have been $1,189,460. Assumptions used in the calculation of these amounts are included in Note 10 to the combined and consolidated financial statements contained in Lamb Weston's Annual Report on Form 10-K for the 2017 fiscal year, filed with the SEC on July 25, 2017.

(4)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the reported fiscal years. Assumptions used in the calculation of these amounts are included in Note 10 to the combined and consolidated financial statements contained in Lamb Weston's Annual Report on Form 10-K for the 2017 fiscal year, filed with the SEC on July 25, 2017.

(5)
Reflects awards earned under our MIP, which are paid in July of the following fiscal year. Mr. McLevish does not participate in the MIP. For fiscal 2017, Mr. Gehring received a prorated MIP payment based on the amount of time served with us during fiscal 2017. A description of the fiscal 2017 MIP is included in "Compensation Discussion and Analysis" above.

(6)
The measurement date for pension value for fiscal 2017 was May 28, 2017. Neither Lamb Weston nor Conagra offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plans. For fiscal 2017, the entire amounts for Messrs. Werner and Gehring reflect the aggregate change in the actuarial present value of pension amounts rather than non-qualified deferred compensation earnings. Following the spinoff, we no longer offer the pension plans. Accordingly, none of the other Named Executive Officers participate in the pension plans.

(7)
The amounts shown in the "All Other Compensation" column for fiscal 2017 include the following:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to Non-Qualified Deferred Compensation Plan ($)	Company Paid Relocation ($)(a)	Severance Payments ($)(b)	Total ($)
Thomas P. Werner	24,046	74,922	—	—	98,968
Robert M. McNutt	10,327	—	82,069	—	92,396
Timothy R. McLevish	5,515	—	—	—	5,515
Eryk J. Spytek	13,385	—	318,476	—	331,861
Micheline C. Carter	16,154	—	145,873	—	162,027
John F. Gehring	5,119	—	—	150,000	155,119
  (a)
  Represents amounts paid in connection with the respective Named Executive Officer's relocation in accordance with Lamb Weston's relocation policy, which covers amounts expended by the Named Executive Officer for, among other expenses, travel, transportation, temporary living assistance, tax assistance and sale of a prior residence.

  (b)
  Represents amounts paid in connection with Mr. Gehring's execution of a release of claims in favor of the Company, pursuant to the terms of his Interim Position and Non-Compete Agreement with the Company.

Grants of Plan-Based Awards—Fiscal 2017

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2017 to our Named Executive Officers. Please refer to "Compensation Discussion and Analysis" above for further information about these grants.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Thomas P. Werner	7/1/2016	7/1/2016				—	—	—	16,914	—	—	511,082
	7/11/2016	7/11/2016				—	—	—	10,209	—	—	293,863
	7/11/2016	7/11/2016				—	—	—	—	61,259	30.68	239,421
	8/19/2016	8/19/2016				—	19,873	39,746	—	—	—	594,755
	12/14/2016	12/14/2016				—	—	—	24,182	—	—	797,039
	12/14/2016	12/14/2016				—	—	—	—	72,546	35.15	393,925
			—	537,519	1,075,037
Robert M. McNutt	12/14/2016	1/3/2017				—	—	—	13,336	—	—	470,627
			—	152,308	304,615
Timothy R. McLevish	12/14/2016	12/14/2016				—	—	—	24,656	—	—	812,662
	12/14/2016	12/14/2016				—	—	—	—	73,968	35.15	401,646
	12/14/2015	5/30/2016				—	—	—	4,875	—	—	140,761
Eryk J. Spytek	9/12/2016	10/14/2016				—	—	—	20,923	—	—	594,895
			—	177,692	355,385
Micheline C. Carter	8/30/2016	10/14/2016				—	—	—	13,949	—	—	396,612
			—	141,346	282,692
John F. Gehring			—	152,896	305,791
(1)
Represents cash award opportunities for fiscal 2017 under the MIP for each of our Named Executive Officers other than Mr. McLevish, who does not participate in the MIP. Actual cash awards paid to the Named Executive Officers for fiscal 2017 are reported in the "Summary Compensation Table—Fiscal 2017" under the "Non-Equity Incentive Plan Compensation" column. A description of the fiscal 2017 MIP is included in "Compensation Discussion and Analysis" above.

(2)
Amounts reflect the Conagra performance shares granted to Mr. Werner under Conagra's long-term incentive program for the fiscal 2017 to 2019 performance cycle, which were converted to Lamb Weston performance shares in connection with the spinoff. A description of the performance shares granted to Mr. Werner is included in "Compensation Discussion and Analysis" above.

(3)
All stock options were granted with an exercise price equal to the closing market price of common stock of Conagra or Lamb Weston, as applicable, on the NYSE on the date of grant.

(4)
The amounts shown reflect the fair value on the date of grant of RSUs, stock options and performance shares granted in fiscal 2017, computed in accordance with FASB ASC Topic 718. The grant date fair value of Conagra performance shares granted to Mr. Werner are based on the probable outcome of the relevant performance conditions as of the grant date (also computed in accordance with FASB ASC Topic 718).

Outstanding Equity Awards at Fiscal Year-End—Fiscal 2017

The following table lists all Lamb Weston stock options, RSUs and performance shares outstanding as of May 28, 2017 for each of our Named Executive Officers.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Thomas P. Werner	7/15/2013	54,756	—		23.52	7/14/2023	—		—	—		—
	7/14/2014	63,114	27,051	(3)	19.70	7/13/2024	—		—	—		—
	8/28/2015	21,153	42,308	(4)	26.61	8/27/2025	—		—	—		—
	7/11/2016	—	61,259	(4)	30.68	7/10/2026	—		—	—		—
	12/14/2016	—	72,546	(4)	35.15	12/13/2026	—		—	—		—
	7/17/2015	—	—		—	—	31,233	(5)	1,426,099	—		—
	8/28/2015	—	—		—	—	10,576	(5)	482,900	—		—
	7/1/2016	—	—		—	—	16,914	(6)	772,293	—		—
	7/11/2016	—	—		—	—	10,209	(5)	466,143	—		—
	12/14/2016	—	—		—	—	24,182	(5)	1,104,150	—		—
	8/28/2015	—	—		—	—	—		—	21,742	(7)	992,740
	8/19/2016	—	—		—	—	—		—	19,966	(7)	911,648
Robert M. McNutt	1/3/2017	—	—		—	—	13,336	(5)	608,922	—		—
Timothy R. McLevish	12/14/2016	—	73,968	(4)	35.15	12/13/2026	—		—	—		—
	12/14/2016	—	—		—	—	24,656	(5)	1,125,793	—		—
	5/30/2016	—	—		—	—	4,925	(6)	224,876	—		—
Eryk J. Spytek	10/14/2016	—	—		—	—	20,923	(5)	955,344	—		—
Micheline C. Carter	10/14/2016	—	—		—	—	13,949	(8)	636,911	—		—
John F. Gehring (9)	—	—	—		—	—	—		—	—		—
(1)
All stock options were granted with an exercise price equal to the closing market price of common stock of Conagra or Lamb Weston, as applicable, on the NYSE on the date of grant.

(2)
The market value of unvested or unearned Lamb Weston RSUs and performance shares is calculated using $45.66 per share, which was the closing market price of Lamb Weston common stock on the NYSE on May 26, 2017, the last trading day of fiscal 2017.

(3)
This stock option became or will become exercisable as to 40% of the underlying shares on first anniversary of the date of grant, and 30% of the underlying shares on each of the second and third anniversaries of the date of grant.

(4)
This stock option will vest in three equal installments on each of the first three anniversaries of the date of grant.

(5)
This RSU will vest in full on the third anniversary of the date of grant.

(6)
This RSU will vest in full on the first anniversary of the date of grant.

(7)
Reflects, on separate lines, as of May 28, 2017, the target number of Lamb Weston shares that could be earned under each of the fiscal 2016 to 2018 performance cycle and the fiscal 2017 to 2019 performance cycle, plus accrued dividend equivalents. The Lamb Weston performance shares were originally designed not to be earned unless Lamb Weston achieves the performance targets specified in the Lamb Weston plan. As originally designed, Lamb Weston shares earned under the fiscal 2016 to 2018 cycle, plus Lamb Weston dividend equivalents, would be distributed, if earned, following fiscal 2018, and Lamb Weston shares earned under the fiscal 2017 to 2019 cycle, plus dividend equivalents, would be distributed, if earned, following fiscal 2019.

(8)
This RSU will vest in three equal installments on each of the first three anniversaries of the date of grant.

(9)
Mr. Gehring did not receive any equity awards for his service to Conagra or Lamb Weston in fiscal 2017, and his equity awards previously granted by Conagra did not convert into awards covering Lamb Weston shares in connection with the spinoff.

Option Exercises and Stock Vested—Fiscal 2017

The following table summarizes the stock options, RSUs or performance shares held by our Named Executive Officers that were exercised or settled during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Thomas P. Werner	—	—	24,362	(2)(3)	974,458
Robert M. McNutt	—	—	—		—
Timothy R. McLevish	—	—	4,465	(3)	136,455
Eryk J. Spytek	—	—	—		—
Micheline C. Carter	—	—	—		—
John F. Gehring	415,913	3,479,960	36,707	(2)	1,067,531
(1)
For purposes of comparability, all shares set forth in this column have been converted to Lamb Weston shares, even if such shares were paid in Conagra shares prior to the spinoff, using the same equity conversion factor (1.57) used in connection with the spinoff. Notwithstanding the share amounts set forth in this table for Mr. Gehring, his equity awards did not convert to Lamb Weston equity awards in connection with the spinoff.

(2)
Represents Lamb Weston shares earned (as converted, if applicable) pursuant to Lamb Weston and Conagra performance shares, including dividend equivalents on earned shares paid in additional shares of Lamb Weston or Conagra common stock. The Lamb Weston shares distributed through this dividend equivalent feature (as converted, if applicable, and included in this table) were: 131 Lamb Weston shares for Mr. Werner and 2,609 Lamb Weston shares for Mr. Gehring.

(3)
Includes RSUs (including dividend equivalents earned on such RSUs that were paid in Conagra shares) that vested in July 2016 and were paid in Conagra shares.

Pension Benefits—Fiscal 2017

Lamb Weston does not maintain any defined benefit pension plans for its executive officers. However, prior to the spinoff, Messrs. Werner and Gehring participated in Conagra's non-contributory defined benefit pension plan (the "CAG Qualified Pension") and supplemental retirement plan (the "CAG Non-Qualified Pension"). In addition, Mr. Gehring continued to accrue benefits under the CAG Qualified Pension and CAG Non-Qualified Pension until his termination of employment from Lamb Weston. Please refer to our Form 10 filing dated October 17, 2016 and Conagra's public filings for a summary of the terms of the CAG Qualified Pension and CAG Non-Qualified Pension. Going forward, our Named Executive Officers will not accrue benefits under the CAG Qualified Pension and CAG Non-Qualified Pension.

 Pension Benefits—Fiscal 2017

The Present Value of Accumulated Benefit reported in the table below represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the applicable Conagra pension plan's measurement date of May 28, 2017. Following the spinoff, we no longer offer the pension plans. Therefore, none of our Named Executive Officers other than Messrs. Werner and Gehring participate in the pension plans.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)
Thomas P. Werner	Qualified Pension	17.7	477,654
	Non-Qualified Pension	17.7	55,150
Robert M. McNutt	—	—	—
Timothy R. McLevish	—	—	—
Eryk J. Spytek	—	—	—
Micheline C. Carter	—	—	—
John F. Gehring	Qualified Pension	14.8	554,874
	Non-Qualified Pension	14.8	1,647,379
(1)
Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees, and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2017.

(2)
The number of years of credited service with Conagra is calculated as of May 28, 2017, which is the pension plan measurement date used for Conagra's financial statement reporting purposes.

(3)
The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 19 to Conagra's financial statements included in Conagra's Annual Report on Form 10-K for the 2017 fiscal year, filed with the SEC on July 21, 2017.

Non-Qualified Deferred Compensation—Fiscal 2017

The table following this summary shows the non-qualified deferred compensation activity for each of our Named Executive Officers during fiscal 2017. The amounts shown include pre-spinoff amounts deferred under Conagra's Directors' Deferred Compensation Plan (the "CAG Directors' Deferred Comp Plan", only with respect to Mr. McLevish), which is Conagra's voluntary deferred compensation plan for non-employee directors, Conagra's Amended and Restated Non-Qualified CRISP Plan, as amended (the "CAG Non-Qualified CRISP"), which is Conagra's non-qualified 401(k) plan, and Conagra's Amended and Restated Voluntary Deferred Compensation Plan, as amended (the "CAG Voluntary Deferred Comp Plan"), which is Conagra's voluntary deferred compensation plan for certain domestic management-level employees. Please refer to Conagra's public filings for summaries of those deferred compensation arrangements.

In addition, the amounts shown include post-spinoff amounts deferred under Lamb Weston's Voluntary Deferred Compensation Plan (the "LW Voluntary Deferred Comp Plan"), which allows key employees, including our Named Executive Officers, to defer receipt of 5% to 50% of their salary and up to 90% of their annual incentive payment and Lamb Weston's Directors' Deferred Compensation Plan (the "LW Directors' Deferred Comp Plan"), which, in the case of Mr. McLevish, includes balances converted from the CAG Directors' Deferred Comp Plan. The investment alternatives for deferred amounts are an interest bearing account, a Lamb Weston stock account or other investment options that mirror those available under our qualified 401(k) plan. The Lamb Weston stock account includes a dividend reinvestment feature that converts dividends paid by Lamb Weston into additional shares of Lamb Weston. Amounts deferred into the Lamb Weston stock account, together with earnings and dividends thereon, are ultimately distributed in shares of Lamb Weston common stock. Amounts deferred into the interest bearing account or the accounts that mirror those available under our qualified 401(k) plan are ultimately distributed in cash. An election to participate in the LW Voluntary Deferred Comp Plan must be timely filed with Lamb Weston in accordance with the requirements of the U.S. Internal Revenue Service ("IRS").

The LW Voluntary Deferred Comp Plan also provides non-qualified matching contribution retirement benefits to its participants. The LW Voluntary Deferred Comp Plan provides for company matching contributions and company non-elective contributions for eligible participants for amounts of salary and bonus that are above IRS limits. The Lamb Weston matching contribution is made by Lamb Weston at the end of each calendar year. At that time, Lamb Weston credits an eligible participant's account in the LW Voluntary Deferred Comp Plan with (1) a matching contribution equal to a dollar for dollar match, limited to 6% of compensation earned by the participant and paid by Lamb Weston in excess of the IRS limit and (2) a non-elective contribution equal to 3% of an eligible participant's compensation in excess of the IRS limit. Eligible participants are allowed to defer no more than 50% of their base salary and no more than 90% of their annual incentive payment that exceeds the IRS limit. Matching contributions and non-elective contributions will be credited on or about December 31st of each year if the eligible participant earns in excess of the IRS limit and the participant is actively employed at the end of the calendar year. The LW Voluntary Deferred Comp Plan also provides that, unless Lamb Weston determines otherwise with respect to a participant, the interest of each participant in his matching contributions and non-elective contributions will be 100% vested.

In general, all LW Voluntary Deferred Comp amounts are designed to be distributed in cash in a lump sum and/or in shares of Lamb Weston common stock in January following the individual's separation from service. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a "specified employee" under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the LW Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by our Named Executive Officers during fiscal 2017.

Non-Qualified Deferred Compensation—Fiscal 2017

The following table provides certain information regarding our Named Executive Officers' participation in non-qualified deferred compensation plans in fiscal 2017. None of our Named Executive Officers other than Messrs. Werner and Gehring contributed to such plans in fiscal 2017.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
Thomas P. Werner	LW Voluntary Deferred Comp Plan	175,074	74,922	404,291	64,552	1,573,888
Robert M. McNutt	—	—	—	—	—	—
Timothy R. McLevish	LW Directors' Deferred Comp Plan	—	—	64,466	—	369,770
Eryk J. Spytek	—	—	—	—	—	—
Micheline C. Carter	—	—	—	—	—	—
John F. Gehring	CAG Non-Qualified CRISP	—	—	52,541	—	385,350
	CAG Voluntary Deferred Comp Plan	1,099,326	—	373,931	248,937	3,679,356
(1)
The amounts reported in this column for the Named Executive Officers are reported in the "Salary" column of the "Summary Compensation Table—Fiscal 2017," with the exception of Mr. Gehring, whose contributions primarily relate to the deferral of a portion of his Conagra annual bonus for fiscal 2016 that was paid in fiscal 2017.

(2)
The amount reported for Mr. Werner is included in the "All Other Compensation" column of the "Summary Compensation Table—Fiscal 2017."

(3)
Neither Lamb Weston nor Conagra offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plans. As a result, none of these earnings are included in the "Summary Compensation Table—Fiscal 2017." For Mr. Werner, the amount in this column includes a valuation adjustment related to the spinoff of accumulated deferrals of Conagra common stock of $198,837. For Mr. Gehring, the amount in this column for the CAG Non-Qualified CRISP includes a valuation adjustment related to the spinoff of accumulated deferrals of Conagra common stock of $92,912.

(4)
The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Gehring, $186,093 (CAG Non-Qualified CRISP) and $2,767,346 (CAG Voluntary Deferred Comp Plan), and Mr. Werner, $585,275 (LW Voluntary Deferred Comp Plan). These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the "Executive Contributions in Last FY" column.

Potential Payments Upon Termination or Change of Control

The employment of each of our current Named Executive Officers could have ended or terminated as of May 28, 2017 under several possible scenarios. In some of those scenarios, our compensatory plans, agreements and arrangements would have provided severance benefits in varying amounts. Further, our plans, agreements and arrangements would have provided for certain benefits (or for acceleration of certain benefits) upon a change of control. Severance and other benefits that would have been payable upon a termination of service, termination of employment or upon a change of control are described below.

The table following the narrative discussion summarizes amounts that would have been payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred, or the executive's employment terminated on May 28, 2017, the last day of fiscal 2017. Other key assumptions used in compiling the table are set forth immediately preceding the table. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would have been paid in accordance with, and at times permitted by, Section 409A of the Code. As John Gehring terminated employment from Lamb Weston in January 2017, his termination arrangements are not described in the table and narratives below. As more fully described in "Summary Compensation Table—Fiscal 2017", in connection with his previously disclosed Interim Position and Non-Compete Agreement with the Company, Mr. Gehring received a prorated amount of his MIP award and a lump sum payment of $150,000.

Executive Change of Control Plan

In March 2017, our Compensation Committee approved the COC Plan in order to provide certain benefits to our executive officers in the event of a qualifying termination of employment in connection with a change of control transaction involving the Company. The Compensation Committee initially designated Mr. Werner as a Tier I Participant in the COC Plan and each of Mr. McNutt, Mr. Spytek and Ms. Carter as Tier II Participants in the COC Plan. Mr. McLevish participates in the COC Plan only with respect to the equity award acceleration provisions described below.

A participant in the COC Plan will become eligible to receive benefits under the COC Plan if such participant (i) terminates his or her employment for good reason within 24 months following the effective date of a change of control or (ii) is terminated without cause (A) within the 24 months following a change of control or (B) in the six months prior to a change of control if such termination occurs (x) at the request of a third party who had taken steps reasonably calculated or intended to effect the change of control or (y) in connection with or in anticipation of the change of control. A participant who terminates employment due to death or disability will not be eligible to receive benefits under the COC Plan unless a voluntary termination of employment by the participant immediately prior to the participant's death or disability would have qualified as good reason.

If a participant experiences a qualifying termination (as described in the immediately preceding paragraph), the participant will be eligible to receive the following benefits, subject to the participant's execution of an effective release of claims in favor of the Lamb Weston and continued compliance with certain restrictive covenants:

  •
  A lump sum cash severance payment equal to:

  o
  the sum of the participant's (A) annual base salary, as in effect on the date of such participant's termination of employment, or, if higher, as in effect immediately prior to the change of control, and (B) the greater of the participant's (1) target bonus in the year of such termination or (2) the highest actual bonus paid in the three fiscal years preceding such termination, multiplied by

  o
  three (in the case of a Tier I Participant), two (in the case of Tier II Participant) or one (in the case of a Tier III Participant).

  •
  A lump sum amount equal to the annual bonus the participant would have earned under the annual bonus plan for the plan year in which the participant's termination of employment occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year.

  •
  Provided that the participant timely and properly elects health continuation coverage under COBRA, a fully taxable payment equal to the difference between the monthly COBRA premium paid by the participant for the participant and his or her dependents and the monthly premium amount paid by similarly situated active executives of the Company, for a period of 36 months (in the case of a Tier I Participant), 24 months (in the case of Tier II Participant) or 12 months (in the case of a Tier III Participant).

  •
  Full acceleration of the participant's service-based equity awards that were outstanding on the date of the change of control, and acceleration of the participant's performance-based equity awards that were outstanding on the date of the change of control based on the greater of (x) the target level of achievement of the applicable performance conditions or (y) the actual level of achievement of the applicable performance conditions as of the date of the qualifying termination, if reasonably measurable.

As a condition to participation in the COC Plan, each Named Executive Officer agreed to be bound by perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants that apply during and for 12 months following the participant's termination of employment.

Management Incentive Plan

The following terms of the MIP govern the impact of a change of control and specific separation events not otherwise covered by an individual agreement:

  •
  Involuntary termination due to position elimination.  If a Named Executive Officer's position was involuntarily eliminated (for business reasons not related to performance) after August 28, 2016, he or she would remain eligible for award consideration. The amount of any earned award would be determined based on actual performance for the fiscal year and prorated for the number of days he or she was eligible to participate in the plan. The prorated amount would be payable after the end of such fiscal year when payments were made to other participants.

  •
  Termination due to retirement.  If a Named Executive Officer retires, he or she would be eligible for a prorated incentive award based on the number of days during the fiscal year in which he or she was eligible to participate in the plan. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments were made to other participants.

  •
  Termination due to death.  Any incentive payment would be prorated to the date of termination and paid to the Named Executive Officer or his or her estate, as applicable. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments were made to other participants.

  •
  Termination for any other reason.  Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with Lamb Weston), each Named Executive Officer would forfeit his or her MIP award if he or she failed to be an active employee of Lamb Weston at the end of fiscal 2017.

  •
  Change of control.  The COC Plan would have governed the payment of MIP awards in the event of a change of control of Lamb Weston and a qualifying termination of the participant.

Long-Term Incentive Plan—Performance Shares held by Mr. Werner

The following terms govern the impact of a change of control or a separation from Lamb Weston on the performance shares granted by Conagra to Mr. Werner for the fiscal 2016 to 2018 and fiscal 2017 to 2019 performance cycles:

  •
  Termination for any reason other than death, disability or retirement.  Mr. Werner would forfeit all performance shares granted that had not been paid at the date of termination, whether or not the shares were earned as of such date. The Compensation Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance of the Company and (ii) the Compensation Committee deemed such a payout appropriate and in the best interests of the Company. Such performance shares would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston.

  •
  Termination due to disability or retirement.  Mr. Werner would receive a pro rata share of the performance shares that would have been earned for the full performance period, prorated based upon the full number of fiscal years completed during the performance period as of his termination date if such performance shares are earned based on performance of Lamb Weston. Such performance shares would be distributed at the same time they were distributed to other participants who remain employed by Lamb Weston.

  •
  Termination due to death.  Mr. Werner would receive a pro rata share of the target number of performance shares based on the number of full fiscal years in the performance period during which he was employed. For example, if Mr. Werner died on June 15, 2017, he would have been eligible for a payout at actual performance for the fiscal 2015 to 2017 award, since the performance period ended prior to his death, and he would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2016 to 2018 award and one-third of the total fiscal 2017 to 2019 award.

  •
  Change of control.  Upon a change of control, our Board or Compensation Committee can exercise its discretion to pay Mr. Werner all or a portion of his outstanding performance shares.

Long-Term Incentive Plan—Stock Options

The following terms generally govern the impact of a separation from Lamb Weston or a change of control on outstanding Lamb Weston stock options granted to our Named Executive Officers:

  •
  Termination for any reason other than death, disability, early retirement or retirement.  The Named Executive Officer would forfeit all unvested options at the date of termination and would have 90 days to exercise vested options. Such options would also be eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year from the date of grant.

  •
  Termination due to disability or early retirement.  All vested options would be exercisable for three years after termination (but not beyond the expiration date of such options). The Named Executive Officer would forfeit all other options that had not vested at the date of termination. Such options would also be eligible for pro rata vesting if the termination occurred at least one year from the date of grant.

  •
  Termination due to death.  All unvested options would automatically become vested and exercisable, and such options would remained exercisable for three years following the Named Executive Officer's death (but not beyond the expiration date of such options).

  •
  Termination due to normal retirement.  All unvested options would automatically become vested and exercisable. Such options would have remained exercisable for three years following termination (but not beyond the expiration date of such options).

  •
  Change of control.  Our option agreements with our Named Executive Officers provide for "double-trigger" vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

In addition, if Mr. McLevish's employment or service to Lamb Weston terminates pursuant to a succession plan approved by the Board (which includes his decision not to seek re-election at the Annual Meeting), then any outstanding options held by him on the date of termination would automatically become vested and exercisable.

Long-Term Incentive Plan—RSUs

The following terms generally govern the impact of a change of control or separation from Lamb Weston on outstanding RSUs granted to our Named Executive Officers, other than RSUs granted to Mr. McLevish prior to the spinoff:

  •
  Termination for any reason other than death, disability, early retirement or retirement.  The Named Executive Officer would forfeit all unvested RSUs. Such RSUs are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year after the date of grant. In addition, Mr. Werner holds RSUs that will vest in full upon his termination without cause.

  •
  Termination due to disability or early retirement.  RSUs would be eligible for pro rata vesting if the termination occurred at least one year from the date of grant.

  •
  Termination due to death.  All unvested RSUs would automatically become vested.

  •
  Termination due to normal retirement.  All unvested RSUs would automatically become vested if the retirement occurred at least one year from the date of grant.

  •
  Change of control.  Our RSU agreements with our Named Executive Officers provide for "double-trigger" vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

In addition, if Mr. McLevish's employment or service to Lamb Weston terminates pursuant to a succession plan approved by the Board (which includes his decision not to seek re-election at the Annual Meeting), then any outstanding RSUs held by him on the date of termination would automatically become vested.

The following terms generally govern the impact of a change of control or separation from Lamb Weston on outstanding RSUs granted to Mr. McLevish prior to the spinoff:

  •
  Cessation of services for any reason other than death, disability or a change of control.  Mr. McLevish's unvested RSUs would vest on a prorated basis (25% for each fiscal quarter during which he provided any services).

  •
  Cessation of services due to death or disability.  All of Mr. McLevish's unvested RSUs would automatically become vested.

  •
  Upon a change of control.  All of Mr. McLevish's unvested RSUs would become vested unless a replacement award was granted to him. If a replacement award was granted, such replacement award would have then fully vested if his service were to cease, other than voluntarily by him, within one year after the change of control.

Retirement Benefits

Each of the CAG Qualified Pension, CAG Non-Qualified Pension, CAG Non-Qualified CRISP, LW Directors' Deferred Compensation Plan and LW Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant's employment, as applicable. These payments are described more fully in the disclosure provided in connection with the "Pension Benefits—Fiscal 2017" and "Non-Qualified Deferred Compensation—Fiscal 2017" sections of this Proxy Statement.

Summary of Possible Benefits

The table below summarizes estimated incremental amounts that would have been payable upon a termination of employment of each of our Named Executive Officers who were employed at the end of fiscal 2017, under various hypothetical termination and change of control scenarios. The table below excludes accumulated balances in retirement plans when a terminating event would have done nothing more than create a right to a payment of the balance and death benefits where the individual paid the premium.

The data in the table assumes the following:

  •
  each triggering event occurred on May 28, 2017 (the last day of fiscal 2017), and the per share price of Lamb Weston common stock was $45.66 (the closing price of Lamb Weston stock on the NYSE on May 26, 2017);

  •
  with respect to the MIP, awards were earned at maximum levels, and where our Compensation Committee had discretionary authority to award a payout, except in the cases of a change of control, involuntary termination with cause and voluntary termination without good reason, it exercised that authority;

  •
  with respect to Lamb Weston performance shares:

  o
  awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);

  o
  in the change of control scenario, the Compensation Committee exercised its discretionary authority to award a pro rata payout and did so at target levels;

  •
  with respect to RSUs, a replacement award was granted in the change of control scenario; and

  •
  in the disability scenarios, the disabling event lasted one year into the future.

None of our Named Executive Officers who were employed at the end of fiscal 2017 are entitled to any benefits upon his or her involuntary termination with cause or without good reason. In addition, none of the Named Executive Officers were eligible to receive additional benefits upon his or her termination due to retirement at the end of fiscal 2017.

Executive	Cash Severance or Termination Benefits ($)(1)	Accelerated Equity Awards ($)(2)	Health, Welfare and Other Benefits ($)(3)	Total ($)

Thomas P. Werner
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	1,075,038	2,009,524	—	3,084,562
Death	1,075,038	8,405,624	1,000,000	10,480,662
Disability	—	2,458,841	150,000	2,608,841
Change of Control (No Termination)	—	1,667,953	—	1,667,953
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	5,425,038	9,344,289	39,900	14,809,227
Robert M. McNutt
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	304,616	—	—	304,616
Death	304,616	608,922	1,000,000	1,913,538
Disability	—	—	150,000	150,000
Change of Control (No Termination)	—	—	—	—
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	2,104,616	608,922	30,175	2,743,713
Timothy R. McLevish
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	—	—	—	—
Death	—	1,903,197	—	1,903,197
Disability	—	—	—	—
Change of Control (No Termination)	—	—	—	—
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	—	1,903,197	—	1,903,197
Approved Termination(4)	—	1,903,197	—	1,903,197
Eryk J. Spytek
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	355,384	—	—	355,384
Death	355,384	955,344	800,000	2,110,728
Disability	—	—	150,000	150,000
Change of Control (No Termination)	—	—	—	—
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	1,715,384	955,344	28,633	2,699,361
Micheline C. Carter
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	282,692	—	—	282,692
Death	282,692	636,911	700,000	1,619,603
Disability	—	—	150,000	150,000
Change of Control (No Termination)	—	—	—	—
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	1,402,692	636,911	28,633	2,068,236
(1)
For each of our Named Executive Officers, amounts in this column include cash severance benefits under the MIP and the COC Plan. Mr. McLevish is not eligible to receive any cash severance benefits under the MIP or the COC Plan.

(2)
For each of our Named Executive Officers, amounts in this column include the dollar value of accelerated equity awards under the terms of their respective equity award agreements, assuming the per share price of Lamb Weston common stock was $45.66 (the closing price of Lamb Weston stock on the NYSE on May 26, 2017).

(3)
For each of our Named Executive Officers other than Mr. McLevish, amounts in this column include (i) death benefits equal to two times the Named Executive Officer's base salary on the date of death, capped at $1,000,000, (ii) disability benefits equal to 60% of the Named Executive Officer's monthly base salary (capped at $12,500 per month) for 12 months and (iii) the costs of health and welfare benefits continuation and outplacement benefits under the COC Plan.

(4)
If Mr. McLevish's employment or service to Lamb Weston terminates pursuant to a succession plan approved by the Board (which includes his decision not to seek re-election at the Annual Meeting), then any outstanding RSUs or stock options held by him on the date of termination would automatically become vested.

INFORMATION ON STOCK OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned as of July 31, 2017, unless otherwise noted, by each director and Named Executive Officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Lamb Weston's knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)	Deferred Stock/Additional Underlying Units(3)	Total Shares/Interests Held
Directors and Named Executive Officers:
Timothy R. McLevish	—	47,620	47,620
Thomas P. Werner	230,688	128,705	359,393
Charles A. Blixt	—	2,486	2,486
Andre J. Hawaux(4)	30,954	733	31,687
W.G. Jurgensen	84,131	48,882	133,013
Thomas P. Maurer	—	2,486	2,486
Hala G. Moddelmog	—	733	733
Andrew J. Schindler	600	2,486	3,086
Maria Renna Sharpe	—	2,486	2,486
Micheline C. Carter	—	17,600	17,600
John F. Gehring(5)	12,747	—	12,747
Robert M. McNutt	—	22,464	22,464
Eryk J. Spytek	—	26,399	26,399
All directors and current executive officers as a group (16 persons)(6)	386,860	416,154	803,014

(1)
Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of July 31, 2017. As of July 31, 2017, we had 146,170,788 shares of common stock issued and outstanding.

(2)
Includes the number of Lamb Weston options that are exercisable, or will become exercisable, within 60 days after July 31, 2017 as follows: Mr. Werner—207,647; Mr. Jurgensen—51,762 and all of our current executive officers as a group—207,647.

(3)
Includes RSUs and deferred stock units held in the Lamb Weston Directors' Deferred Compensation Plan. These shares accumulate dividends, which are reinvested in additional shares.

(4)
Includes 9,227 shares owned by Mr. Hawaux's spouse and 3,583 shares that Mr. Hawaux shares voting and investment power.

(5)
Mr. Gehring served as our interim Chief Financial Officer until January 2017.

(6)
This group includes the individuals listed in the table above, other than Mr. Gerhing, and our other current executive officers: Rodney W. Hepponstall, Richard A. Martin, Sharon L. Miller and Michael J. Smith.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Calculated Based on Shares of Issued and Outstanding Common Stock as of July 31, 2017
BlackRock, Inc.(1)	10,942,369	7.5%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(2)	12,122,801	8.3%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on the Schedule 13G filed by BlackRock, Inc. on January 30, 2017 with the SEC. The Schedule 13G discloses that BlackRock, Inc., in its capacity as the parent holding company of certain subsidiaries, had sole voting power over 10,116,823 shares, no shared voting power, sole dispositive power over 10,942,369 shares and no shared dispositive power.

(2)
Based on the Schedule 13G filed by The Vanguard Group on February 10, 2017 with the SEC. The Schedule 13G discloses that The Vanguard Group, as investment advisor, had sole voting power over 82,191 shares, shared voting power over 16,390 shares, sole dispositive power over 12,031,102 shares and shared dispositive power over 91,699 shares.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING

We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS

1.           When and where is the Annual Meeting?

We will hold the Annual Meeting on Thursday, September 28, 2017, at 8:00 a.m. MDT at The Hilton Garden Inn, 145 E. Riverside Drive, Eagle, Idaho 83616.

2.           Who is entitled to vote at the Annual Meeting?

The Board established July 31, 2017 as the record date (the "Record Date") for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 146,170,788 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.           Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Lamb Weston common stock. In connection with our Board's solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this

Proxy Statement, our Form 10-K, a letter to stockholders from our Chief Executive Officer and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the "proxy materials." The proxy materials provide important information about Lamb Weston and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.           What is the difference between registered holders and beneficial holders?

The most common ways in which stockholders hold Lamb Weston stock are:

      •
      directly with our transfer agent, Wells Fargo Bank, N.A. (for registered stockholders); and

      •
      indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (for beneficial stockholders or stockholders in street name).

If you hold your shares as a registered stockholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.

If you hold your shares in street name as a beneficial stockholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

5.           How is Lamb Weston distributing proxy materials?

We are furnishing proxy materials to our stockholders primarily via "Notice and Access" delivery. On or about August 10, 2017, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.           How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials free of charge to any stockholder who requests copies by using one of the following methods:

      •
      by telephone: Call free of charge 1-800-579-1639 in the United States and Canada;

      •
      via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to login and order copies; or

      •
      via e-mail: Send us a blank e-mail at sendmaterial@proxyvote.com with the 16 digit control number in the subject line.

These materials are also available at www.proxyvote.com.

7.           What is the quorum requirement?

A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

8.           What vote is needed to elect directors?

Our bylaws provide that, to be elected at this Annual Meeting, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. A majority of votes cast means that the number of shares voted "FOR" a director's election exceeds 50% of the number of votes cast with respect to the director's election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the "Corporate Governance" section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not factor in the determination of whether an affirmative vote of a majority is received in the election of directors.

9.           What vote is needed to approve the other proposals?

Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the meeting; provided that in the case of Item 3 (Advisory Vote on the Frequency of an Executive Compensation Vote), if no option receives a majority of votes present, the outcome shall be determined by a plurality of votes present. Abstentions and broker non-votes are not considered as votes cast for non-routine proposals. Please see Question 11 below for more information on broker non-votes.

10.         How do I vote my shares?

If you are a registered stockholder, you may vote:

      •
      via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on September 27, 2017;

      •
      by telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on September 27, 2017;

      •
      by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Thursday, September 28, 2017; or

      •
      in person at the Annual Meeting. Please refer to Question 18 below for information regarding attendance at the Annual Meeting.

If you hold your shares in street name, you may vote:

      •
      via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

      •
      in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 18 below for information regarding attendance at the Annual Meeting.

11.         What are broker non-votes?

As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on "routine" matters. The ratification of the selection of the independent auditors (Item 5) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 5, but they will not be voted on the other items on the agenda, resulting in "broker non-votes" with respect to those other items.

12.         May I change or revoke my vote?

Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or by telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

13.         Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses.

14.         What is "Householding"?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Lamb Weston common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.

15.         Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

16.         Who counts the votes?

Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.

17.         How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before October 4, 2017. The Form 8-K will be available at https://investors.lambweston.com/stock-and-filings/sec-filings and on the SEC's website at www.sec.gov.

18.         How can I attend the Annual Meeting?

If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the "Register for Meeting" link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or Notice). In addition, you will be asked to present proof of ownership of Lamb Weston stock as of the Record Date and valid government-issued photographic identification, such as a driver's license, to be admitted into the Annual Meeting. Proof of ownership may take many forms, such as the admission ticket, the Notice, the proxy card, a letter from your broker, bank or other nominee or a photocopy of your current account statement. The use of cell phones, smartphones, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

2018 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting. Accordingly, to be considered at the 2018 annual meeting of stockholders, our Corporate Secretary must receive a stockholder's written notice of nomination or proposal on or after May 31, 2018 and on or before June 30, 2018. If the date of the 2018 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the stockholder's written notice must be received no earlier than the 120th day, and no later than the 90th day, prior to the meeting day or the tenth day following public announcement of the meeting date.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year's annual meeting. Accordingly, to be considered for inclusion in our 2018 proxy statement, we must receive a stockholder's submission of a proposal on or before the close of business on April 12, 2018.

Stockholders should mail all nominations and proposals to our Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. You may obtain a copy of our bylaws from our Corporate Secretary by written request to the same address.

August 10, 2017	Eryk J. Spytek Senior Vice President, General Counsel and Corporate Secretary

Appendix A

LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN
(As Amended and Restated as of July 20, 2017)

SECTION 1.
NAME AND PURPOSE

              1.1         Name. The name of the plan shall be the Lamb Weston Holdings, Inc. 2016 Stock Plan (the "Plan").

              1.2         Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and to help increase stockholder value by (a) motivating performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company. In addition, the Plan permits the issuance of Awards in adjustment of, substitution for or conversion of awards relating to the common stock, par value $5.00 per share, of Conagra immediately prior to the spin-off of the Company by Conagra (the "Spinoff"), in accordance with the terms of an Employee Matters Agreement into which Conagra and the Company entered in connection with the Spinoff (the "Employee Matters Agreement").

SECTION 2.
DEFINITIONS

              2.1         Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

    (a)          "Act" means the Securities Exchange Act of 1934, as amended. Any reference to a particular section of the Act shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

    (b)          "Adjusted Award" means an Award that is issued under the Plan in accordance with the terms of the Employee Matters Agreement in adjustment of, substitution for or conversion of a stock option, restricted stock unit or performance share award (or other Conagra award outstanding at the time of the Spinoff) that was granted under a Conagra Plan. Notwithstanding anything in the Plan to the contrary, subject to the Award Agreements for the Adjusted Awards, the Adjusted Awards will reflect substantially the original terms of the awards being so adjusted or converted, and they need not comply with other specific terms of the Plan.

    (c)          "Agreement" means the agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of one or more Awards granted to a Participant under the Plan. An Agreement may be in any electronic medium, may be limited to a notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant. With respect to Adjusted Awards, the term also includes any memorandum or summary of terms that may be specified by the Committee or the Conagra HR Committee, together with any evidence of award under any Conagra Plan that may be referred to therein.

    (d)          "Award" means any Cash Incentive Award, Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of the foregoing Awards in a single grant.

    (e)          "Board" means the Board of Directors of Lamb Weston Holdings, Inc.

    (f)           "Cash Incentive Award" means a cash award granted pursuant to Section 10 of the Plan.

    (g)          "Change of Control" has the meaning set forth in Section 12.5.

    (h)          "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

    (i)           "Committee" means the Compensation Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan; provided, however, that prior to the initial formation of the Compensation Committee of the Board, references in the Plan to the Committee will be deemed to be references to the Board.

    (j)           "Company" means Lamb Weston Holdings, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

    (k)          "Conagra" means Conagra Brands, Inc., formerly known as ConAgra Foods, Inc., a Delaware corporation (and any successor thereto).

    (l)           "Conagra HR Committee" means the Human Resources Committee of the Board of Directors of Conagra.

    (m)        "Conagra Plan" means the ConAgra Foods, Inc. 2014 Stock Plan, or any similar or predecessor plan sponsored by Conagra or any of its subsidiaries, as applicable, under which any awards remain outstanding as of the date immediately prior to the Distribution Date, including, but not limited to, the ConAgra Foods 2000 Stock Plan, the ConAgra Foods 2006 Stock Plan and the ConAgra Foods 2009 Stock Plan.

    (n)          "Distribution Date" means the effective date of the distribution, in connection with the Spinoff, of Shares to the holders of shares of common stock of Conagra.

    (o)          "Effective Date" means November 9, 2016.

    (p)          "Eligible Director" means a person who is serving as a member of the Board and who is not an Employee.

    (q)          "Employee" means any employee of the Company or a Subsidiary.

    (r)          "Fair Market Value" means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are principally traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Stock transactions were so reported. The Committee is authorized to adopt another Fair Market Value pricing method, provided such method is stated in the Agreement, and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

    (s)          "Incentive Stock Options" means Options that are intended to qualify as "incentive stock options" under Code Section 422 or any successor provision.

    (t)           "Incumbent Board" has the meaning set forth in Section 12.5(a).

    (u)          "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option or (ii) a Nonqualified Stock Option.

    (v)          "Other Stock-Based Award" means an award of a share of Stock, a unit of Stock or the right to receive Stock to a Participant that is denominated or payable in, valued in whole or in part by reference to, or is otherwise based on or related to the Fair Market Value of, a share of Stock, in each case subject to such terms and conditions as the Committee may determine.

    (w)         "Participant" means any Employee, Eligible Director, or consultant (provided that such person satisfies the Form S-8 definition of an "employee") designated by the Committee to participate in the Plan.

    (x)          "Performance Share" means an Award for which the grant, issuance, retention, vesting and/or settlement is subject to the satisfaction of one or more of the performance criteria established by the Committee, if applicable.

    (y)          "Plan" means this Lamb Weston Holdings, Inc. 2016 Stock Plan, as in effect from time to time.

    (z)          "Qualified Performance-Based Award" means any Cash Incentive Award, Awards of Restricted Stock, Restricted Stock Units or Performance Shares or Other Stock-Based Awards (or portion of such Award) to a Participant who is an officer or other key employee of the Company that is intended to satisfy the requirements for "qualified performance-based compensation" under Code Section 162(m).

    (aa)       "Restricted Stock" means a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

    (bb)       "Restricted Stock Unit" means the right to receive or vest with respect to one or more shares of Stock (or as otherwise determined by the Committee), subject to such terms and conditions as the Committee may establish.

    (cc)        "Stock" means the Common Stock of Lamb Weston Holdings, Inc., par value $1.00 per share, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 5.5 of the Plan.

    (dd)       "Stock Appreciation Right" or "SAR" means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, or a combination of the foregoing, as determined by the Committee, equal to the excess of (i) the aggregate Fair Market Value, as of the date such SAR is exercised, of the number shares of Stock covered by the SAR being exercised over (ii) the aggregate exercise price of such SAR.

    (ee)       "Subsidiary" means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any Award of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

    (ff)          "Voting Power" means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board in the case of Lamb Weston Holdings, Inc., or members of the board of directors or similar body in the case of another entity.

               2.2         Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.
ELIGIBILITY AND PARTICIPATION

              The only persons eligible to participate in the Plan shall be those Participants selected by (a) the Committee, or (b) a designee to whom such authority has been delegated by the Committee pursuant to Section 4.4.

 SECTION 4.
POWERS OF THE COMMITTEE

              4.1         Committee Members. Subject to Section 4.4, the Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for (a) an "independent director" for purposes of the Company's Corporate Governance Principles, (b) an "independent director" under any rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time, (c) a "non-employee director" for purposes of Rule 16b-3 under the Act, and (d) an "outside director" under Code Section 162(m). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan (with such recusals as may be appropriate) that would otherwise be the responsibility of the Committee.

              4.2         Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, the number of shares of Stock subject to each Award, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

              4.3         Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and Agreements in order to carry out its provisions and purposes. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in the Plan, and no authorization in any Plan section or other provision of the Plan or an Agreement is intended or may be deemed to constitute a limitation on the authority of the Committee. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

              4.4         Delegation by Committee. To the full extent permitted by law and the rules of any exchange on which the shares of Stock are traded, the Committee may, at any time and from time to time: (a) delegate to one or more of its members any or all of its responsibilities and powers, including all responsibilities and authority described under Sections 4.2 and 4.3; (b) delegate to any individual officer of the Company the authority to designate recipients of Awards and the number and type of Awards granted (although such officer cannot use this authority to grant awards to an employee who is an officer, Eligible Director, or more than 10% beneficial owner of any class of Lamb Weston Holdings, Inc.'s equity securities that is registered pursuant to Section 12 of the Act, as determined by the Committee in accordance with Section 16 of the Act, or himself or herself); and (c) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan. Nothing in this Section 4.4, however, shall permit the grant of an Award, other than by two or more "outside directors," to any officer or other key Employee who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

              4.5         International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of any Awards made to such Participants, and (c) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

SECTION 5.
STOCK SUBJECT TO PLAN

              5.1         Maximum Number.

    (a)          Subject to the provisions of Sections 5.4 and 5.5 and the share counting rules set forth below, the number of shares of Stock available for Awards under the Plan (plus dividend equivalents paid with respect to Awards made under the Plan) may not exceed 10,000,000 shares of Stock.

    (b)          The aggregate number of shares of Stock available under Section 5.1(a) will be reduced by one share of Stock for every one share of Stock subject to an Award granted under the Plan. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock not reserved for any other purpose.

              5.2         Limit on Incentive Stock Options. Notwithstanding anything in this Section 5, or elsewhere in the Plan, to the contrary and subject to adjustment as provided in Section 5.5 of the Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options is subject to the overall Plan limit set forth in Section 5.1(a) and also will not exceed 10,000,000 shares of Stock.

              5.3         Other Limits. Notwithstanding anything in this Section 5 or elsewhere in the Plan to the contrary, and subject to adjustment as provided in Section 5.5:

    (a)          The maximum number of shares of Stock that may be subject to Options and/or SAR Awards, in the aggregate, granted to any one Participant in any fiscal year under the Plan is 1,000,000 shares of Stock;

    (b)          The maximum number of shares of Stock that may be subject to Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or Other Stock-Based Awards, in the aggregate, granted to any one Participant in any fiscal year under the Plan is 1,000,000 shares of Stock;

    (c)          In no event will any Participant in any fiscal year receive Qualified Performance-Based Awards of Other Stock-Based Awards payable in cash under the Plan having an aggregate maximum value as of their respective dates of grant in excess of $6,000,000;

    (d)          In no event will any Participant in any fiscal year receive Qualified Performance-Based Awards that are Cash Incentive Awards under the Plan having an aggregate maximum value in excess of $6,000,000; and

    (e)          In no event will any Eligible Director in any fiscal year be granted Awards under the Plan having an aggregate maximum value at the date of grant (calculating the value of any such Awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Eligible Director in respect of the Eligible Director's service as a member of the Board during such fiscal year, in excess of $600,000.

              5.4         Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award that for any reason is cancelled, terminated or forfeited, or that lapses, expires, or becomes unexercisable for any other reason, or is settled for cash (in whole or in part), will, to the extent of such cancellation, termination, forfeiture, lapse, expiration, unexercisability or cash settlement, again be available for Awards under the Plan; provided, however, that the following shares of Stock may not again be made available for issuance of Awards under the Plan: (a) shares used to pay the exercise price of an outstanding Award, (b) shares used to pay withholding taxes related to an outstanding Option or SAR Award, and (c) shares not issued or delivered as a result of the net share settlement of an outstanding SAR. In the event withholding tax liabilities arising from an Award other than an Option or SAR are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld up to the statutory minimum required withholding amount shall again be available for Awards under the Plan; provided, however, that such recycling of shares for tax withholding purposes is limited to 10 years from the latest date of stockholder approval of the Plan if such recycling involves shares that have actually been issued by the Company. Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be added to the aggregate number of shares of Stock available under Section 5.1(a) above.

              5.5         Adjustments. The Committee shall make or provide for such adjustments in the terms and conditions of Awards granted hereunder as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any change in corporate capitalization (such as a stock split, reverse stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company), or any corporate transaction such as a reorganization, reclassification, merger, consolidation, combination or separation (including a spin-off, split-off, spin-out, split-up), partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities of the Company, or sale or other disposition by the Company of all or a portion of its assets, or any other change in the Company's corporate structure, or any distribution to stockholders (other than a cash dividend that is not an extraordinary cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event described in this Section 5.5 or a Change of Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee shall also make or provide for such adjustments in the number of and kind of shares of Stock and amounts of cash (and related provisions) specified in Section 5 of the Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 5.5; provided, however, that any such adjustment to the number specified in Section 5.2 of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify. Notwithstanding the foregoing, in no event shall this Section 5.5 be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (a) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (b) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code Section 409A, provided that the restriction of this clause (b) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to

Code Section 409A. Any adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

              5.6         Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or SARs. The Committee may at the time of the grant of a Restricted Stock, Restricted Stock Unit or Performance Share Award or Other Stock-Based Award provide that any dividends declared on such Stock, or that dividend equivalents, be (a) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions (and, for purposes of clarity, dividend equivalents or other distributions on Stock underlying Awards with restrictions that lapse as a result of the achievement of one or more performance goals will be deferred until and paid contingent upon the achievement of the applicable performance goals) or (b) not paid or accumulated.

              5.7         Certain Assumed, Converted or Substitute Awards. Notwithstanding anything in the Plan to the contrary:

    (a)          Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

    (b)          In the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company prior to such acquisition or merger.

    (c)          Any shares of Stock that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 5.7(a) or 5.7(b) above will not count against the limits contained in Section 5 of the Plan, provided in each case that the requirements for the exemption for mergers and acquisitions under rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time are met. In addition, no shares of Stock that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 5.7(a) and 5.7(b) above will be added to the aggregate plan limit contained in Section 5.1 of the Plan.

SECTION 6.
STOCK OPTIONS

              6.1         Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Options that do not or are not intended to qualify as Incentive Stock Options ("Nonqualified Stock Options"). Each Option shall be evidenced by an Option Agreement that shall specify the type of

Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option, including in the event of death, retirement, disability, termination of employment, or Change of Control, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are "employees" under Code Section 3401(c) shall be eligible to receive Incentive Stock Options.

              6.2         Option Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, and except with respect to Adjusted Awards, Nonqualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted.

              6.3         Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee's right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Committee.

              6.4         Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option exercise price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve (as long as such arrangement does not conflict with the Company's global ethics policy, as may be in force and effect from time to time. An Option Award may also provide for the exercise price to be payable (a) by the actual or constructive transfer to the Company of shares of Stock owned by the Participant having a value at the time of exercise equal to the total Option exercise price, (b) subject to any conditions or limitations established by the Committee, by the withholding of shares of Stock otherwise issuable upon exercise of the Option pursuant to a "net exercise" arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Stock so withheld will not be treated as issued and acquired by the Company upon such exercise) or (c) by a combination of such methods of payment. Subject to applicable law, the Committee may also permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding taxes resulting from such exercise. The Committee may approve other methods of payment. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant, either by electronic means or by stock certificate or certificates, the acquired shares of Stock.

              6.5         Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, except with respect to the Committee's discretion to terminate or adjust awards under Section 12.5, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Code Section 421.

              6.6         No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option or SAR.

SECTION 7.
DIRECTOR AWARDS

              7.1         Director Awards. Any Award, or formula for granting an Award, under the Plan to Eligible Directors shall be approved by the Board. With respect to Awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board.

SECTION 8.
STOCK APPRECIATION RIGHTS

              8.1         SARs In Tandem with Options. SARs may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each SAR granted in tandem with an Option shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any SAR granted in tandem with an Option, the corresponding Option shall terminate.

              8.2         Other SARs. SARs may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

              8.3         SAR Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.5 or as permitted under Section 5.7, and except with respect to Adjusted Awards, SARs granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the SAR is granted.

              8.4         Exercise of SARs. SARs awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, and the Committee may provide for the earlier exercisability or continued vesting of such SARs, including in the event of the retirement, death or disability of the Participant or a Change of Control. Notwithstanding the foregoing, no SAR shall be exercisable for more than ten years after the date on which it is granted. In addition, the Committee may provide in any Agreement for the automatic exercise of a SAR upon such terms and conditions as established by the Committee.

              8.5         Payment. The Committee shall establish procedures governing the exercise of SARs, which shall require that notice of exercise be given and that the Participant satisfy any tax withholding requirements resulting from such exercise as provided in Section 12.4. As soon as practicable after receipt of a notice of exercise and full payment of any withholding taxes, the Company shall deliver to the Participant (i) either by electronic means or by stock certificate or certificates the acquired shares of Stock or (ii) the cash payment, as specified in the applicable Agreement.

              8.6         No Reload Grants. SARs shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other SAR or Option.

SECTION 9.
RESTRICTED STOCK; OTHER STOCK-BASED AWARDS; CERTAIN LIMITATIONS ON AWARDS

              9.1         General. Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Performance Shares may be granted to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as shall be determined by the Committee. Each grant of an Award under this Section 9 shall be evidenced by an Agreement that shall specify the terms and conditions of the Award not inconsistent with the Plan as the Committee shall determine.

              9.2         Grant of Restricted Stock. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company or the Participant, or other restrictions, as the Committee may determine. The Committee may provide for the earlier termination of such restrictions or continued vesting, including in the event of the retirement, death or disability of the Participant or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m).

              9.3         Other Stock-Based Awards, General. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of one or more performance objectives. Such Other Stock-Based Awards may include Restricted Stock Units, Performance Shares, and Stock awards permitted under Section 7.1. Notwithstanding anything to the contrary contained in the Plan, any grant of an Award under this Section 9.3 may provide for the earning or vesting (or continued vesting) of, or earlier elimination of restrictions applicable to, such Other Stock-Based Award, including in the event of the retirement, death or disability of the Participant or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m).

    (a)          Restricted Stock Unit. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

    (b)          Performance Shares Generally. Each grant of Performance Shares shall be subject to the satisfaction of one or more of the performance goals established by the Committee with respect to the performance period established by the Committee. After the applicable performance period has ended, the Committee shall determine if all or any portion of the Performance Share Award is earned by a Participant. The earned portion of a Performance Share Award may be paid out in shares of Stock or cash, or a combination of the foregoing, as the Committee may determine.

              9.4         Awards Subject to Code Section 162(m). The special rules of this Section 9.4 shall apply with respect to Qualified Performance-Based Awards. For the avoidance of doubt, the Committee may grant Awards subject to performance goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The performance goals selected by the Committee for any Qualified Performance-Based Awards shall be based on one or more, or a combination, of the performance measures described below in this Section 9.4.

    (a)          The specific performance goal(s) and measure(s) for each such Qualified Performance-Based Award shall be established in writing by the Committee within ninety days after the commencement of the performance period (or within such other time period as may be required by Code Section 162(m)) to which the performance goal(s) and measure(s) relates or relate. Shares of Stock or cash subject to such Qualified Performance-Based Awards shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and only after certification in writing by the Committee that the specified performance goal(s) established under the Plan was or were achieved. Unless the Committee specifies otherwise in the terms of such Qualified Performance-Based Awards, payment shall be made on or before the later of (i) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (ii) the fifteenth day of the third month that begins after the end of the Participant's tax year that contains the end of the performance period for which performance is certified. Such Qualified Performance-Based Awards may be paid in cash or shares of Stock, or a combination of the foregoing, as determined by the Committee. In determining whether any performance goal was attained and whether any performance goal should be adjusted during a performance period, any specific adjustment criteria adopted by the Committee at the time of grant of such Qualified Performance-Based Awards (or in a manner permitted by Code Section 162(m)) shall apply. Notwithstanding the foregoing, the Committee may not make any adjustment to performance goals in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of a Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Qualified Performance-Based Awards under Code Section 162(m).

    (b)          The performance measures for Qualified Performance-Based Awards will be selected from the following measures: cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; debt to equity or leverage ratios; or financial performance measures determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m).

    (c)          If more than one individual performance measure is specified by the Committee in defining performance goals for a Qualified Performance-Based Award, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance measures to be met. With respect to any award that is not intended to be a Qualified Performance-Based Award, the Committee may use performance measures that are different than those set forth in subsection (b) above.

    (d)          Each performance goal may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each performance goal may be based upon growth in a metric, may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, may be made relative to an index or one or more of the performance goals themselves, may be based on or otherwise employ comparisons based on internal targets or the past performance of the Company and may use or employ comparisons relating to capital, stockholders' equity and/or shares outstanding, investments or assets or net assets.

    (e)          In the case of a Qualified Performance-Based Award, each performance goal will be objectively determinable to the extent required under Code Section 162(m) and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Performance goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP") or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted, if so stated when established (or to the extent permitted under Code Section 162(m) at any time thereafter), to include or exclude any items otherwise includable or excludable under GAAP or to the extent permitted under Code Section 162(m), including but not limited to the effects of:

        (i)           restructurings, discontinued operations;

        (ii)          extraordinary items, and other unusual, infrequently occurring charges or events;

        (iii)         asset write-downs;

        (iv)         significant litigation or claim judgments or settlements;

        (v)          acquisitions or divestitures;

        (vi)         charges and costs associated with restructurings;

        (vii)        any reorganization or change in the corporate structure or capital structure of the Company;

        (viii)       foreign exchange gains and losses;

        (ix)         a change in the fiscal year of the Company;

        (x)          the cumulative effects of tax or accounting changes in accordance with GAAP;

        (xi)         business interruption events;

        (xii)        unbudgeted capital expenditures;

        (xiii)       unrealized investment gains and losses; and

        (xiv)       impairments.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Participant's death or disability or a Change of Control) to the extent such action would result in the loss of the otherwise available exemption of the award under Code Section 162(m).

SECTION 10.
CASH INCENTIVE AWARDS

              10.1       General. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards. Each grant of a Cash Incentive Award will specify one or more performance goals that, if achieved, will result in payment or partial payment of the Award. Each grant of a Cash Incentive Award shall be evidenced by an Agreement that shall specify the terms and conditions of the Award not inconsistent with the Plan as the Committee shall determine.

              10.2       Certain Changes to Cash Incentive Awards. Each grant will specify the amount payable with respect to a Cash Incentive Award to which it pertains, which amount may be subject to adjustment to reflect changes in compensation or other factors. Notwithstanding anything to the contrary contained in the Plan, any grant of a Cash Incentive Award may provide for the earning of such Cash Incentive Award, including in the event of the retirement, death or disability of the Participant or a Change of Control; provided, however, that no adjustment described in this Section 10.2 will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) to the extent such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m).

 SECTION 11.
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

              11.1       General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A to become subject to Code Section 409A. Furthermore, the Board may not make any amendment which would materially (a) modify the requirements for participation in the Plan, (b) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (c) change the minimum exercise price for stock options or SARs as provided in Section 6.2 andSection 8.3, or (d) extend the term of the Plan, in each case without applicable stockholder approval. Except as specifically provided in the Plan or except to the minimum extent necessary to comply with applicable law, no amendment or modification of the Plan shall materially and adversely affect the rights of any Participant with respect to a previously granted Award without the written consent of the Participant.

              11.2       Amendment of Agreement.

    (a)          If permitted by Code Section 409A and Code Section 162(m), the Committee may, at any time, amend the terms of outstanding Awards in a manner not inconsistent with the terms of the Plan, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant's death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Code Section 162(m); provided, however, that except as provided in Section 12.5 orSection 5.5, or except to the minimum extent necessary to comply with applicable law, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend the terms of an outstanding Award in a manner that is not unfavorable to the Participant without the consent of such Participant.

    (b)          Except for adjustments as provided in Section 5.5, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, without approval of the Company's stockholders. The immediately preceding sentence is intended to prohibit the repricing of "underwater" Options and SARs and will not be construed to prohibit the adjustments provided for in Section 5.5.

              11.3       Detrimental Activity and Recapture Provisions. All Awards shall be subject to the Committee's right to cancel such Awards and/or to impose forfeitures to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002. Subject to other or different terms and conditions as may be specified in an Agreement, if the Committee determines that a present or former Employee or Eligible Director has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company, (b) breached any contract with or violated any fiduciary obligation to the Company, or (c) engaged in any conduct that the Committee determines is injurious to the Company, the Committee may cause that Employee or Eligible Director to forfeit his or her outstanding Awards under the Plan. Notwithstanding anything in the Plan to the contrary, and except as otherwise determined by the Committee: (x) Awards granted under the Plan will be subject to the terms and conditions of any applicable recoupment or clawback policy of the Company as may be in effect from time to time; and (y) if no such recoupment or clawback policy is in effect, then Awards granted under the Plan (or Stock issued under and/or any other benefit related to such Awards) will be deemed to be subject to recoupment or clawback by the Company on the terms and conditions as provided for under Section 10D of the Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Stock may be traded.

SECTION 12.
MISCELLANEOUS PROVISIONS

              12.1       Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event will any Award granted under the Plan be transferred for value.

              12.2       Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Company during the Participant's lifetime. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant's surviving spouse, if any, or otherwise by the Participant's estate.

              12.3       No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

              12.4       Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award or thereafter, a Participant may elect, subject to Committee approval and such conditions as the Committee shall impose, including conditions and restrictions intended to comply with securities laws and any Company policies regarding trading in securities, to satisfy any tax withholding requirements (a) by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant's applicable withholding tax obligation associated with the transaction, or (b) by remitting cash or a check. Unless not permitted by the Committee at the time of grant of an Award or thereafter, and subject to any rules established by the Company, the Participant shall be able to satisfy additional tax withholding above the statutory minimum applicable withholding amounts by delivering to the Company previously acquired shares of Stock or by having shares of Stock otherwise issuable under the Plan withheld by the Company, in each case with a Fair Market Value equal to the additional withholding amounts; provided, however, that the Participant shall not be entitled to deliver such additional shares if it would cause adverse accounting or tax consequences for the Company.

              12.5       Change of Control. For purposes of the Plan, except as may be otherwise prescribed by the Committee in an Agreement, a "Change of Control" will be deemed to have occurred upon the occurrence of any of the following events:

    (a)          Individuals who, as of the Effective Date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a member of the Board subsequent to the effective date of the Plan whose election, or nomination for the election by the Company's stockholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be, for purposes of this Section 12.5(a), considered as though such person were a member of the Incumbent Board as of the effective date of the Plan;

    (b)          Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;

    (c)          Any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company's then outstanding securities;

    (d)          A liquidation or dissolution of the Company; or

    (e)          The sale of all or substantially all of the assets of the Company.

              12.6       Special Rule Related to Securities Trading Policy. The Company has established (or may from time to time establish) a securities trading policy (the "Policy") relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Eligible Directors are or may be prohibited from trading Stock or other securities of the Company except during certain "window periods" as described in the Policy. If, under the terms of an Agreement, the last day on which an Option or SAR can be exercised falls on a date that is not, in the opinion of counsel to the Company, within a window period permitted by the Policy, the applicable exercise period shall automatically be extended by this Section 12.6 until the second business day of, in the opinion of counsel to the Company, a window period under the Policy, but in no event beyond the expiration date of the Options or SARs. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure when possible without extending the exercise period beyond the expiration date that in no event shall the term of any Option or SAR expire except during a window period.

              12.7       Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan (other than in the case of Adjusted Awards), as the Committee may, in its sole discretion, prescribe. Each grant of an Award to a Participant shall be evidenced by an Agreement in such form as is determined by the Committee (or, subject to applicable law, its designee pursuant to Section 4.4) setting forth the terms and conditions of such Award.

              12.8       Company Intent. The Company intends that the Plan and any grants hereunder comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan or Agreements shall be interpreted to give effect to such intention.

              12.9       Unfunded Plan. The Plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.

              12.10    Fractional Shares. The Company shall not be required to issue any fractional shares of Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

              12.11    Code Section 409A. Unless the Committee expressly determines otherwise, Awards are intended to be exempt from Code Section 409A as stock rights or short-term deferrals and, accordingly, the terms of any Awards shall be construed and administered to preserve such exemption (including with respect to the time of payment following a Change of Control). To the extent that Code Section 409A applies to a particular Award granted under the Plan (notwithstanding the preceding sentence), then the terms of the Award shall be construed and administered to permit the Award to comply with Code Section 409A, including, if necessary, by delaying the payment of any Award payable upon separation from service to a Participant who is a "specified employee" (as defined in Code Section 409A and determined consistently for all Company arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant's separation from service (as defined in Code Section 409A, but treating the Company as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A ("Non-compliance"), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance.

              12.12    Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no Awards shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

              12.13    Effective Date/Termination. The Plan will be effective as of the Effective Date. No Award shall be granted under the Plan on or after the tenth anniversary of the Effective Date, or such earlier date as may be determined by the Board, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan. No termination of the Plan shall adversely affect any Award previously granted.

              12.14    Governing Law. The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Appendix B

Reconciliations of Non-GAAP Financial Measures to Reported Amounts

Adjusted EBITDA including unconsolidated joint ventures is considered a non-GAAP financial measure. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP. This non-GAAP financial measure may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define this non-GAAP financial measure the same way. This measure is not a substitute for comparable GAAP financial measures, such as net income (loss), and there are limitations to using non-GAAP financial measures.

The following table reconciles net income to Adjusted EBITDA including unconsolidated joint ventures.

	For the Fiscal Years Ended May
	2017	2016
Net income attributable to Lamb Weston Holdings, Inc.	$326.9	$285.3
Income attributable to noncontrolling interests	13.3	9.3
Equity method investment earnings	(53.3)	(71.7)
Interest expense, net	61.2	5.9
Income tax expense	170.2	144.5

Income from operations	518.3	373.3

Depreciation and amortization	106.6	95.9
Items impacting comparability (a)
Expenses related to the Separation	26.5	5.3
Non-cash gain on assets	(3.1)	—
Expense related to actuarial losses in excess of 10% of related pension liability	—	59.5
Expenses related to SCAE Plan	—	0.1

Adjusted EBITDA (b)	648.3	534.1

Unconsolidated Joint Ventures
Equity method investment earnings	53.3	71.7
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	22.5	18.2
Items impacting comparability (c)
Gain related to pension plan settlement	—	(17.7)

Add: Adjusted EBITDA from unconsolidated joint ventures	75.8	72.2

Consolidated Joint Ventures
Income attributable to noncontrolling interests	(13.3)	(9.3)
Interest expense, income tax expense, and depreciation and amortization included in income attributable to noncontrolling interests	(3.7)	(3.6)

Subtract: EBITDA from consolidated joint ventures	(17.0)	(12.9)

Adjusted EBITDA including unconsolidated joint ventures	$707.1	$593.4

(a)
Fiscal 2017 and 2016 include $26.5 million and $5.3 million, respectively, of expenses related to the Separation. In all periods, the expenses related primarily to professional fees. Fiscal 2017 includes a $3.1 million non-cash gain on assets. Fiscal 2016 includes $59.5 million of charges reflecting Lamb Weston's portion of actuarial losses in excess of 10% of Conagra's pension liability for Conagra sponsored plans. Fiscal 2016 includes $0.1 million related to costs incurred in connection with Conagra's initiative to improve selling, general and administrative effectiveness and efficiencies, which is referred to as the Supply Chain and Administrative Efficiency Plan ("SCAE Plan").

(b)
Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(c)
Fiscal 2016 includes a $17.7 million non-cash gain related to the settlement of a pension plan at our Lamb-Weston/Meijer joint venture.

B-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. LAMB WESTON HOLDINGS, INC. 599 S. RIVERSHORE LANE EAGLE, ID 83616 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E32028-P95899 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LAMB WESTON HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Charles A. Blixt The Board of Directors recommends you vote FOR the following proposal: ! 2 Years ! 3 Years ! Abstain 1b. Andre J. Hawaux 2. Advisory Vote to Approve Executive Compensation. 1c. W.G. Jurgensen The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year ! ! ! ! 1d. Thomas P. Maurer 3. Advisory Vote on the Frequency of an Advisory Vote to Approve Executive Compensation. 1e. Hala G. Moddelmog The Board of Directors recommends you vote FOR proposals 4 and 5. For Against Abstain 1f. Andrew J. Schindler 4. Appr oval of the Material Terms for Qualified Performance-Based Compensation under the Lamb Weston Holdings, Inc. 2016 Stock Plan. Ratification of the Appointment of KPMG LLP as Independent Auditors for Fiscal Year 2018. ! ! ! ! ! ! 1g. Maria Renna Sharpe 5. 1h. Thomas P. Werner For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: We will transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E32029-P95899 LAMB WESTON HOLDINGS, INC. Annual Meeting of Shareholders September 28, 2017 8:00 AM, MDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Phuong T. Lam and Eryk J. Spytek, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LAMB WESTON HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, MDT on September 28, 2017, at The Hilton Garden Inn, 145 E. Riverside Drive, Eagle, Idaho 83616, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address Changes/Comments: